As filed with the Securities and Exchange Commission on August  4, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3826	04-2217279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 Orville Drive, Suite 102
Bohemia, New York 11716
(631) 567-4700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Helena Santos
Chief Executive Officer
Scientific Industries, Inc.
80 Orville Drive, Suite 102
Bohemia, New York 11716
(631) 567-4700
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John F.F. Watkins, Esq.
Reitler Kailas & Rosenblatt LLP
885 Third Avenue
New York, New York 10020
Telephone: (212) 209-3050

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	¨	Accelerated filer	¨

Non-accelerated filer	¨ (Do not check if a smaller reporting company)	Smaller reporting company	x

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, and shares of common stock issuable upon exercise of warrants, sold to selling stockholders in private placements	8,093,513	$10.32	$83,525,054	$9,113
Total	8,093,513	$10.32	$83,525,054	$9,113

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of bid and asked price per share of the common stock as reported on the Over-the-Counter Bulletin Board on July 29, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ______, 2021

Preliminary Prospectus

8,093,513 Shares
Common Stock

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 8,093,513 shares of our common stock, par value $0.05 per share. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on July 15, 2021 was $9.64 per share. You are urged to obtain current market quotations for the common stock.

The 8,093,513 shares of common stock covered by this prospectus were issued in three separate private placement transactions completed on June 18, 2020, April 29, 2021 and June 18, 2021. Additional information about the private placement is provided in the section entitled “Description of Private Placement” of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2021

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Documents Incorporated by Reference” in this prospectus.

 We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

 Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Scientific,” the “Company,” “we,” “us” and “our” refer to Scientific Industries, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors”, together with the additional information described under “Documents Incorporated By Reference”.

About Scientific Industries, Inc.

General.

 Incorporated in 1954, Scientific Industries, Inc., a Delaware corporation (which along with its subsidiaries, the “Company”) is engaged in the design, manufacture, and marketing of standard benchtop laboratory equipment (“Benchtop Laboratory Equipment”) and the licensing, development, and marketing of bioprocessing systems and products (“Bioprocessing Systems Operations”). The Company’s products are used primarily for research purposes by universities, pharmaceutical companies, pharmacies, national laboratories, medical device manufacturers, and other industries performing laboratory-scale research.

 Operating Segments.

 The Company views its operations as two segments: the manufacture and marketing of standard Benchtop Laboratory Equipment for research and sample preparation in university, pharmacy and industrial laboratories sold primarily through laboratory equipment distributors and online; and the licensing, development, manufacture and marketing of bioprocessing products sold primarily on a direct basis.

 Products.

Benchtop Laboratory Equipment. The Company’s Benchtop Laboratory Equipment products consist of mixers and shakers, rotators/rockers, refrigerated and shaking incubators, and magnetic stirrers sold under the “Genie ™” brand, and pharmacy and laboratory balances and scales, force gauges, and moisture analyzers under the “Torbal®” brand. Sales of the Company’s principal product, the Vortex-Genie® 2 Mixer, excluding accessories, represented approximately 36% and 32% of the Company’s total net revenues for each of the fiscal years ended June 30, 2020 (“fiscal 2020”) and June 30, 2019 (“fiscal 2019”), and 45% and 46% of the segment’s sales for fiscal 2020 and fiscal 2019, respectively.

The Company’s vortex mixer is used to mix the contents of test tubes, beakers, and other various containers by placing such containers on a rotating cup or other attachments which cause the contents to be mixed at varying speeds.

The Company’s additional mixers and shakers include a high-speed touch mixer, a mixer with an integral timer, a patented cell disruptor, microplate mixers, two vortex mixers incorporating digital control and display, a large capacity multi-vessel vortex mixer and a line of various orbital shakers.

The Company also offers various benchtop multi-purpose rotators and rockers, designed to rotate and rock a wide variety of containers, and a refrigerated incubator and incubated shakers, which are multi-functional benchtop environmental chambers designed to perform various shaking and stirring functions under controlled environmental conditions.

Its line of magnetic stirrers includes a patented high/low programmable magnetic stirrer, a four-place high/low programmable magnetic stirrer, a large volume magnetic stirrer, and a four-place general purpose stirrer.

The Company’s Torbal brand line of products includes pharmacy, laboratory, and industrial digital scales, mechanical balances, moisture analyzers, pill counters, and force gauges.

 Bioprocessing Systems. The Company, through its Bioprocessing Systems Operations, sublicenses the patents and technology it holds relating to bioprocessing products exclusively under a license with the University of Maryland, Baltimore County (“UMBC”), for which it receives royalties for patents expiring in August 2021 and December 2023. The Company is also engaged in the development and marketing of bioprocessing products, principally products incorporating disposable sensors which includes coaster systems and other shaking products using vessels such as T-Flasks and shake flasks. On April 29, 2021, the Company’s Bioprocessing Systems Operations was expanded via the acquisition of all the issued and outstanding shares of aquila biolabs GmbH (“aquila”), a privately held German technology developer of smart sensors and state-of-the-art data analytics software for bioprocessing applications.

 Private Placements

On June 18, 2020, April 29, 2021 and June 18, 2021, the Company entered into private placement transactions with the selling stockholders pursuant to which the selling stockholders acquired shares of common stock and warrants to purchase additional shares of common stock, which shares of common stock (including those issuable upon the exercise of warrants) are being registered hereunder. See “Description of Private Placements”.

Corporate Information

We were incorporated in Delaware on July 2, 1954. Our principal executive offices are located at 80 Orville Drive, Suite 102, Bohemia, New York 11716, and our telephone number is (631) 567-4700. Our website address is www.scientificindustries.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

THE OFFERING

Shares of Common Stock to be Offered by the Selling Stockholders	8,093,513 shares

Use of Proceeds
All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrant to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. See “Use of Proceeds”.

Over the Counter Common Stock Symbol	SCND

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference herein may contain “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in or incorporated by reference into this prospectus, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The Company and its representatives may from time to time make written or oral forward-looking statements with respect to the Company’s annual or long-term goals, including statements contained in its filings with the Securities and Exchange Commission and in its reports to stockholders.

The words or phrases "will likely result", “will be”, “will”, "are expected to", "will continue to", "is anticipated", "estimate", "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our current estimates and assumptions and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus, the documents incorporated by reference herein, and the documents filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF PRIVATE PLACEMENTS

We have issued and sold shares of our common stock and warrants to purchase our common stock in private placements pursuant to Securities Purchase Agreements dated, respectively, June 18, 2020 (the “June 2020 Private Placement”), April 29, 2021 (the “April 2021 Private Placement”) and June 18, 2021 (the “June 2021 Private Placement”).

The June 2020 Private Placement

Pursuant to the terms of the Securities Purchase Agreement dated June 18, 2020 (the “2020 Securities Purchase Agreement”), we sold to the investors an aggregate of 1,349,850 shares of our common stock (the “2020 Shares”) at a price of $4.50 per share and warrants (the “2020 Warrants”) to purchase an additional 1,349,850 shares of our common stock (the “2020 Warrant Shares”) at an exercise price of $9.00 per share. The 2020 Warrants were immediately exercisable as of their date of issuance and expire five years from their date of issuance. If at any time commencing 12 months from June 18, 2020, but before the expiration of the 2020 Warrants, the volume weighted average pricing of our common stock exceeds $18.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) for each of thirty consecutive trading days, then we may, at any time in our sole discretion, call for the exercise of the 2020 Warrants, in their entirety. The June 2020 Private Placement closed on June 18, 2020 (the “2020 Closing Date”).

We were required under the terms of the 2020 Securities Purchase Agreement to use reasonable efforts to prepare and file with the Securities and Exchange Commission, or the SEC, a registration statement covering the resale or other disposition of the 2020 Shares and the 2020 Warrant Shares on or prior to the date ten months after the 2020 Closing Date. We agreed to use our best efforts to have such registration statement declared effective for a period of one (1) year following the initial date of effectiveness. On April 13, 2021, we entered into Amendment No. 1 (the “Amendment”) to the 2020 Securities Purchase Agreement with the holders of a majority of the 2020 Shares sold by us pursuant to the 2020 Securities Purchase Agreement to amend the text of Section 4.13(a) of the 2020 Securities Purchase Agreement whereby the requirement to prepare and file with the SEC a registration statement will be effected no later than September 30, 2021 and we will use our best efforts to cause the registration statement to become effective by December 31, 2021. In addition, the holders of a majority of the 2020 Shares and 2020 Warrant Shares shall have the right, exercisable at any time prior to the fifth anniversary of the 2020 Closing Date, to request that we file with the SEC a registration statement for all or part of the 2020 Shares and 2020 Warrant Shares beneficially owned by the holders of such securities. We agreed to bear the expenses incurred in complying with these registration rights provisions. The 2020 Securities Purchase Agreement also includes customary indemnification provisions regarding the registration rights.

The April 2021 Private Placement

Pursuant to the terms of the Securities Purchase Agreement dated April 29, 2021 (the “April 2021 Securities Purchase Agreement”), we sold to the investors named therein an aggregate of 1,595,880 shares of our common stock (the “April 2021 Shares”) at a price of $4.75 per share and warrants (the “April 2021 Warrants”) to purchase an additional 797,940 shares of our common stock (the “April 2021 Warrant Shares”) at an exercise price of $9.50 per share. The April 2021 Warrants were immediately exercisable as of their date of issuance and expire five years from their date of issuance. If at any time commencing 12 months from April 29, 2021, but before the expiration of the April 2021 Warrants, the volume weighted average pricing of our common stock exceeds $19.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) for each of thirty consecutive trading days, then we may, at any time in our sole discretion, call for the exercise of the April 2021 Warrants, in their entirety. The April 2021 Private Placement closed on April 29, 2021.

The June 2021 Private Placement

Pursuant to the terms of the Securities Purchase Agreement dated June 18, 2021 (the “June 2021 Securities Purchase Agreement” and, together with the 2020 Securities Purchase Agreement and the April 2021 Securities Purchase Agreement, the “Securities Purchase Agreements”), we sold to the investors named therein an aggregate of 2,000,000 shares of our common stock (the “June 2021 Shares”) at a price of $4.75 per share and warrants (the “June 2021 Warrants”) to purchase an additional 1,000,000 shares of our common stock, which was reduced to 999,993 shares to avoid fractional shares (the “June 2021 Warrant Shares”) at an exercise price of $9.50 per share. The June 2021 Warrants were immediately exercisable as of their date of issuance and expire five years from their date of issuance. If at any time commencing 12 months from June 18, 2021, but before the expiration of the June 2021 Warrants, the volume weighted average pricing of our common stock exceeds $19.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) for each of thirty consecutive trading days, then we may, at any time in our sole discretion, call for the exercise of the June 2021 Warrants, in their entirety. The June 2021 Private Placement closed on June 18, 2021.

Registration Rights

                We have filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the Securities Purchase Agreements with respect to the registration for resale of the shares of our common stock and the shares of our common stock issuable upon the exercise of the warrants that we sold under the Securities Purchase Agreements.

We were required under the terms of the 2020 Securities Purchase Agreement to use reasonable efforts to prepare and file with the Securities and Exchange Commission, or the SEC, a registration statement covering the resale or other disposition of the 2020 Shares and the 2020 Warrant Shares on or prior to the date ten months after the 2020 Closing Date. We agreed to use our best efforts to have such registration statement declared effective for a period of one (1) year following the initial date of effectiveness. On April 13, 2021, we entered into Amendment No. 1 (the “Purchase Agreement Amendment”) to the 2020 Securities Purchase Agreement with the holders of a majority of the 2020 Shares sold by us pursuant to the 2020 Securities Purchase Agreement to amend the text of Section 4.13(a) of the 2020 Securities Purchase Agreement whereby the requirement to prepare and file with the SEC a registration statement will be effected no later than September 30, 2021 and we will use our best efforts to cause the registration statement to become effective by December 31, 2021. In addition, the holders of a majority of the 2020 Shares and 2020 Warrant Shares shall have the right, exercisable at any time prior to the fifth anniversary of the 2020 Closing Date, to request that we file with the SEC a registration statement for all or part of the 2020 Shares and 2020 Warrant Shares beneficially owned by the holders of such securities. We agreed to bear the expenses incurred in complying with these registration rights provisions. The 2020 Securities Purchase Agreement also includes customary indemnification provisions regarding the registration rights.

We entered into a Registration Rights Agreement with the investors in the April 2021 Private Placement (the “Registration Rights Agreement”) pursuant to which we agreed to use reasonable efforts to prepare and file with SEC a registration statement covering the resale or other disposition of the April 2021 Shares and the April 2021 Warrant Shares on or prior to July 31, 2021. We agreed to use our best efforts to have such registration statement declared effective on or before the date that is 90 days after July 31, 2021 (or, in the event of a “full review” by the SEC, the date that is 120 days after July 31, 2021). We also agreed to shall use our reasonable efforts to keep the registration statement effective for a period of one (1) year following the date on which the registration statement is first declared effective by the SEC or the registration statement otherwise becomes effective. The investors agreed that we could include in the registration statement the 2020 Shares and the 2020 Warrant Shares.

                In connection with the closing of the June 2021 Private Placement, we entered into Amendment No. 1 to Registration Rights Agreement dated June 18, 2021 (the “Registration Rights Agreement Amendment”) with the investors holding a majority of the April 2021 Shares, pursuant to which the investors in the June 2021 Private Placement were allowed to become a party to the Registration Rights Agreement and have the June 2021 Shares and June 2021 Warrant Shares included in a registration statement to be prepared and filed with the SEC. In addition, the holders of at least twenty per cent (20%) of the shares eligible for registration under the Registration Rights Agreement, as amended, shall have the right, exercisable at any time prior to April 29, 2026, to request that we file with the SEC a registration statement for all or part of such shares beneficially owned by the holders of such shares. Each of the investors in the June 2021 Private Placement executed and delivered a Joinder Agreement pursuant to which such Investor agreed to become a party to the Registration Rights Agreement, as amended. The Registration Rights Agreement, as amended, also contains a financial penalty clause (“Penalty”) which provides that in the event that the registration statement of which this prospectus is a part is was not filed on or before July 31, 2021 (which was effectively August 2, 2021) or not declared effective on or before the date that is ninety (90) days after the date of the filing of the registration statement of which this prospectus is a part (or, in the event of a “full review” by the SEC, the date that is one hundred twenty (120) days after the date of the filing (collectively, an “Event”), then after the occurrence and pendency of an Event until the Event is cured, the Company shall, upon the demand of any holder of April 2021 Shares or June 2021 Shares made within 90 days after the occurrence of such Event, pay the Penalty to each such Holder an amount in cash equal to one per cent (1.0%) per month (applied ratably for partial months) of the amount paid for by such holder for the April 2021 Shares or the June 2021 Shares, as the case may be. Although the Company does not anticipate any claim demands to be made, any such claim demands would be a maximum of $5,500 per day.

This description of the Securities Purchase Agreements, the Purchase Agreement Amendment, Registration Rights Agreement and the Registration Rights Agreement Amendment is not complete and is qualified in its entirety by reference to each of these agreements which have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Documents Incorporated by Reference.” The representations, warranties and covenants made by us in the Securities Purchase Agreements and the Registration Rights Agreement were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We will use any such proceeds for ordinary course working capital needs. We have also agreed to bear all fees and expenses incident to our obligation to register shares of our common stock being offered by this prospectus.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on July 15, 2021 was $9.64 per share. As of July 23, 2021, there were 288 stockholders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since December 2018. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued and issuable to the selling stockholders upon exercise of the warrants to purchase shares of our common stock. For additional information regarding the issuances of those shares of common stock and warrants, see “Description of Private Placements”. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale or other disposition from time to time. In addition to the ownership of the shares of our common stock and warrants to purchase shares of our common stock that is the subject of this prospectus, certain of the selling stockholders have had material relationships with us within the past three years as disclosed in this prospectus and described below under “Relationships with Certain Selling Stockholders.”

The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, as of July 20, 2021. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days. The percent of beneficial ownership for the selling stockholders is based on 6,458,143 shares of common stock outstanding as of the date of this prospectus

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Unless otherwise noted below, the address of each selling stockholder listed on the table is c/o Scientific Industries, Inc., 80 Orville Drive, Suite 102, Bohemia, New York 11716.

	Shares Beneficially Owned as of the date of		Shares Offered by	Shares Beneficially Owned After the
	this Prospectus		this	Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Roy T. Eddleman, Trustee, Roy T. Eddleman Trust UAD 8-7-2000 (2)	2,127,264	28.93	1,999,278	127,986	1.98
Veradace Partners L.P. (3)	953,717	14.08	947,367	6,350	*
Sandra F. Pessin (4)	631,579	9.47	631,579	0	*
21 April Fund, Ltd. (5)	600,000	9.01	600,000	0	*
Christopher Cox(6)	444,000	6.65	444,000	0	*
Lyon Polk(7)	444,000	6.65	444,000	0	*
Pinnacle Family Office Investments, L.P. (8)	315,789	4.81	315,789	0	*
Punch Nano Cap Partners I LLC (9)	315,789	4.81	315,789	0	*
Lytton-Kambara Foundation (10)	286,587	4.37	286,587	0	*
21 April Fund, L.P. (11)	236,842	3.62	236,842	0	*
A.G. Family, L.P. (12)	236,842	3.62	236,842	0	*
John A. Moore, TTE, John A. Moore Revocable Trust UA DTD 12/08/1998 (13)	132,450	1.50	31,578	22,200	*
John Huwiler(14)	133,000	2.04	133,000	0	*
Richard Lamson(15)	133,000	2.04	133,000	0	*
Thomas Satterfield (16)	118,420	1.82	118,420	0	*
TomSat Investment & Trading Co., Inc. (17)	118,420	1.82	118,420	0	*
Helena Santos (18)	111,619	1.70	1,578	21,252	*
Eldgarn Family Trust (19)	110,526	1.70	110,526	0	*
Samuel Rebotsky(20)	100,000	1.54	40,000	60,000	*
Starlight Investments Holdings Limited (21)	94,735	1.46	94,735	0	*
The Saxony 1999 Dynastic Trust (22)	94,735	1.46	94,735	0	*
James B. Polk (23)	94,039	1.44	7,893	0	*
Pessin Children’s Trust (24)	78,946	1.22	78,946	0	*

Bruce C. Conway (25)	75,000	1.16	75,000	0	*
Guillaume Rambourg (26)	63,157	*	63,157	0	*
Josiah T. Austin (27)	63,157	*	63,157	0	*
Nicholas Finegold (28)	63,157	*	63,157	0	*
Sozietat Noah & Reinhard Vogt GbR (29)	49,560	*	7,893	0	*
Stephen Dreier (30)	47,368	*	47,368	0	*
John de Neufville(31)	44,000	*	44,000	0	*
Potter Polk(32)	44,000	*	44,000	0	*
Karl Nowosielski (33)	40,498	*	6,315	9,683	*
Joyce Grad(34)	40,000	*	40,000	0	*
Science Holding GmbH(35)	37,893	*	37,893	0	*
William S. Lapp(36)	33,000	*	33,000	0	*
Harris Lydon(37)	31,578	*	31,578	0	*
Thomas M. Fitzgerald (38)	31,578	*	31,578	0	*
Robert P. Nichols (39)	30,241	*	3,156	19,585	*
Daniela Winzker-Demes (40)	26,526	*	26,526	0	*
Alan Gelband (41)	10,000	*	10,000	0	*
James A. Clancy (42)	7,894	*	7,894	0	*
Kenneth J. Kato (43)	7,893	*	7,893	0	*
James Clancy (44)	4,734	*	4,734	0	*
Henry Hazard Moore (45)	4,737	*	4,737	0	*
Curtis Dupill (46)	4,735	*	4,735	0	*
Daniel Grunes (47)	3,789	*	3,789	0	*
Robert Huber (48)	3,789	*	3,789	0	*
Konrad Herzog (49)	3,789	*	3,789	0	*
David Frank (50)	1,893	*	1,893	0	*
Douglas J. Koebler (51)	1,578	*	1,578	0	*

*	Less than 1%.
(1)	Assumes the sale of all shares offered pursuant to this prospectus.
(2)	Based upon form Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on July 14, 2021. Includes 894,376 shares issuable upon exercise of warrants.
(3)	Based upon form Schedule 13G filed with the SEC on May 7, 2021. Includes 315,789 shares issuable upon exercise of warrants.
(4)	Based upon form Schedule 13D filed with the SEC on July 13, 2021. Includes 210,526 shares issuable upon exercise of warrants.
(5)	Based upon form Schedule 13G filed with the SEC on June 25, 2021. Includes 200,000 shares issuable upon exercise of warrants.
(6)	Based upon form Schedule 13D filed with the SEC on June 29, 2020. Includes 222,000 shares issuable upon exercise of warrants.
(7)	Based upon form Schedule 13G filed with the SEC on July 9, 2020. Includes 222,000 shares issuable upon exercise of warrants.
(8)	Includes 105,263 shares issuable upon exercise of warrants.
(9)	Includes 105,263 shares issuable upon exercise of warrants.
(10)	Includes 95,529 shares issuable upon exercise of warrants.
(11)	Based upon form Schedule 13G filed with the SEC on June 25, 2021. Includes 78,947 shares issuable upon exercise of warrants.
(12)	Includes 78,947 shares issuable upon exercise of warrants.
(13)	Includes 10,526 shares issuable upon exercise of warrants and 78,672 shares issuable upon exercise of options
(14)	Includes 66,500 shares issuable upon exercise of warrants.
(15)	Includes 66,500 shares issuable upon exercise of warrants.
(16)	Includes 39,473 shares issuable upon exercise of warrants.
(17)	Includes 39,473 shares issuable upon exercise of warrants.
(18)	Includes 526 shares issuable upon exercise of warrants and 88,789 shares issuable upon exercise of options.
(19)	Includes 36,842 shares issuable upon exercise of warrants.
(20)	Includes 20,000 shares issuable upon exercise of warrants.
(21)	Includes 31,578 shares issuable upon exercise of warrants.
(22)	Includes 31,578 shares issuable upon exercise of warrants.
(23)	Includes 2,631 shares issuable upon exercise of warrants and 86,146 shares issuable upon exercise of options.
(24)	Based upon form Schedule 13D filed with the SEC on July 13, 2021. Includes 26,315 shares issuable upon exercise of warrants.
(25)	Includes 25,00 shares issuable upon exercise of warrants.

(26)	Includes 21,052 shares issuable upon exercise of warrants.
(27)	Includes 21,052 shares issuable upon exercise of warrants.
(28)	Includes 21,052 shares issuable upon exercise of warrants.
(29)	Includes 2,631 shares issuable upon exercise of warrants and 41,667 shares issuable upon exercise of options.
(30)	Includes 15,789 shares issuable upon exercise of warrants.
(31)	Includes 22,000 shares issuable upon exercise of warrants.
(32)	Includes 22,000 shares issuable upon exercise of warrants.
(33)	Includes 2,105 shares issuable upon exercise of warrants and 24,500 shares issuable upon exercise of options.
(34)	Includes 20,000 shares issuable upon exercise of warrants.
(35)	Includes 12,631 shares issuable upon exercise of warrants.
(36)	Includes 11,000 shares issuable upon exercise of warrants.
(37)	Includes 10,526 shares issuable upon exercise of warrants.
(38)	Includes 10,526 shares issuable upon exercise of warrants.
(39)	Includes 1,052 shares issuable upon exercise of warrants and 7,500 shares issuable upon exercise of options.
(40)	Includes 8,842 shares issuable upon exercise of warrants.
(41)	Includes 5,000 shares issuable upon exercise of warrants.
(42)	Includes 2,631 shares issuable upon exercise of warrants.
(43)	Includes 2,631 shares issuable upon exercise of warrants.
(44)	Includes 1,578 shares issuable upon exercise of warrants.
(45)	Includes 1,579 shares issuable upon exercise of warrants.
(46)	Includes 1,578 shares issuable upon exercise of warrants.
(47)	Includes 1,263 shares issuable upon exercise of warrants.
(48)	Includes 1,263 shares issuable upon exercise of warrants.
(49)	Includes 1,263 shares issuable upon exercise of warrants.
(50)	Includes 631 shares issuable upon exercise of warrants.
(51)	Includes 526 shares issuable upon exercise of warrants.

Relationship with Certain Selling Stockholders

Christopher Cox

Christopher Cox has served as a Director of the Company since February 26, 2021.

John A. Moore

John A. Moore was elected to our Board of Directors on January 23, 2019, and became the Chairman of the Board of Directors on January 29, 2020. Mr. Moore also served as a consultant to the Company from March 1, 2019 until June 30, 2020.

Helena Santos

Helena Santos has been a Director of the Company and the President, Chief Executive Officer, Chief Financial Officer and Treasurer for the past three years.

James B. Polk

James B. Polk was elected as the Secretary of the Company’s wholly-owned subsidiary, Scientific Bioprocessing, Inc., on February 26, 2021 and its Vice President of Sales for North, Central, and South America regions.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our amended certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law, or DGCL, may also affect the terms of our common stock. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.

Our amended certificate of incorporation provides for one class of common stock. Our authorized capital stock consists of 15,000,000 shares of common stock. As of July 23, 2021, we had outstanding 6,458,143 shares of common stock, held by 288 stockholders of record. As of July 23, 2021, we also had outstanding options to acquire 1,180,757 shares of our common stock with a weighted average exercise price of $8.74 per share. In addition, as of July 23, 2021, there were warrants outstanding for the purchase of an aggregate of 3,147,783 shares of common stock with a weighted average exercise price of $9.29 per share. Further, as of July 23, 2021, 5,243 shares of our common stock are available for issuance pursuant to awards made under the Scientific Industries, Inc. 2012 Stock Option Plan, as amended.

Voting Rights

Under our amended certificate of incorporation, each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock.

Dividends

The holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time. We have not paid cash dividends on our common stock since December 14, 2018. We do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as the board of directors deems relevant.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares of our common stock. All outstanding shares of our common stock are, and all shares of our common stock offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SCND.”

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Its address is 1 State Street, New York, New York 10004.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our amended certificate of incorporation and amended and restated bylaws provide that only our board of directors, president or secretary of the holders of 66 2/3 percent in interest of the stockholders entitled to vote may call a special meeting of stockholders.

Our amended certificate of incorporation also provides that a “Subject Transaction” with a “Related Party” requires the approval of the holders of 80% of the Company’s voting stock, unless (i) the Subject Transaction is approved by 2/3 of our Board of Directors and (ii) our stockholders receive at least $6.00 per share. A Subject Transaction is (i) a merger or consolidation of the Company, (ii) the sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company, or (ii) the sale, lease, exchange, transfer or other disposition of any assets to the Company in exchange for voting securities, unless (i) the value of such assets is less than $1,000,000 (ii) the voting securities issued by the Company constitute less than 20% of the aggregate voting securities of the Company. A Related Person is a stockholder (or group of stockholders that are required under the Securities Exchange Act of 1934, as amended, to file a Form 13D or Form 13G) that is the beneficial owner of 5% or more of the voting securities of the Company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●
any merger or consolidation involving the corporation and the interested stockholder;

●
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

We have adopted provisions in our amended certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Section 102(b)(7) of the DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

●
any breach of their duty of loyalty to us or our stockholders;

●
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●
any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended certificate of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

In addition, we have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

●
indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

●
advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

●
cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●
a combination of any such methods of sale; and

●
any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1034, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) one year from the date of this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company’s financial statements for the years ended June 30, 2020 and 2019 were retrospectively revised due to an event that occurred after the end of its fiscal year relating to the Company’s November 30, 2020 sale of a reporting segment which became a discontinued operation as of that date.

For the Year Ended June 30, 2020 and 2019:

Forward-Looking statements. Certain statements contained in this report are not based on historical facts, but are forward-looking statements that are based upon various assumptions about future conditions. Actual events in the future could differ materially from those described in the forward-looking information. Numerous unknown factors and future events could cause such differences, including but not limited to, product demand, market acceptance, success of marketing strategy, success of expansion efforts, impact of competition, adverse economic conditions, and other factors affecting the Company’s business that are beyond the Company’s control, which are discussed elsewhere in this report. Consequently, no forward-looking statement can be guaranteed. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s financial statements and the related notes included elsewhere in this report.

Overview. The Company reflected a loss from continuing operations before income tax benefit of $667,400 for fiscal 2020 compared to income before income tax expense of $902,200 for fiscal 2019, primarily due to increased operating expenses as a result of the Company’s investment in its Bioprocessing Systems operations, , a non-recurring charge for the termination of a management employee, and other corporate expenses. Commencing in the last quarter of the Company’s fiscal year 2019, the Company began to invest heavily in its bioprocessing business by hiring a new President of SBI, engineering staff, application scientists, sales and marketing personnel, which is expected to continue at increased levels into fiscal 2021. In June 2020 the Company raised approximately $6 million through the sale of its Common Stock and warrants to purchase Common Stock to finance these efforts. The Company’s results also suffered from a material decrease in sales of Discontinued Operations’ products due mostly to the COVID-19 pandemic which resulted in a loss from discontinued operations before income tax benefit of $472,500 compared to $132,000 loss before income tax benefit for fiscal 2019, and to a lesser extent, decreased sales of Benchtop Laboratory Equipment in the last quarter of fiscal 2020, also due to the pandemic. The results reflect total non-cash amounts for depreciation, amortization, and adjustments to contingent consideration liabilities of approximately $273,500 for fiscal 2020 and approximately $778,500 for fiscal 2019.

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and impact the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action as it pertains to COVID-19 preparedness by implementing the Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. However, if an employee becomes infected in the future, and the Company is forced to shut down for a period of time, it could have a short-term negative impact on operations. At the beginning of the pandemic, the Discontinued Operations and Bioprocessing Systems Operations were shut down due to state mandates, however, the impact on operations was immaterial, and the Company has been able to retain its employees without furloughs or layoffs, in part, due to the Company’ receipt of $563,800 loan under the Federal Government’s Paycheck Protection Program. The Company has not experienced and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies that have the ability to pay. However, there were some delays in receiving some accounts receivable due for catalyst research instruments due to customer shutdowns, and there was a material negative impact on the revenues of the Discontinued Operations. The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, supply chain, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time.

Results of Operations. Net revenues for fiscal 2020 decreased $600,500 (7.1%) to $7,784,400 from $8,384,900 for fiscal 2019, reflecting a decrease of $305,300 in royalties earned by the Bioprocessing Systems operations due to lack of royalties under a previous European patent, and a decrease of $295,200 in sales of Benchtop Laboratory Equipment due to COVID-19.

Sales of products related to Discontinued Operations are comprised of a small number of large orders, while sales of Benchtop Laboratory Equipment are comprised of a large number of small orders. As of June 30, 2020, the order backlog for Discontinued Operations’ products was $176,500, all of which is expected to be shipped during the fiscal year ending June 30, 2021, compared to $124,200 as of June 30, 2019.

The gross profit percentage for fiscal 2020 was 51% compared to 48.2% for fiscal 2019. The current year reflected higher gross profit margin percentage for the Bioprocessing Systems operations, and a slightly lower gross margin percentage for the Benchtop Laboratory Equipment Operations due in part to higher material costs including tariffs and fixed overhead.

General and administrative expenses for fiscal 2020 increased by approximately $562,400 (32.8%) to $2,275,400 compared to $1,713,000 for fiscal 2019 due primarily to non-recurring termination costs for a management employee, director fees, and increased administrative costs incurred by the Bioprocessing Systems operations.

Selling expenses for fiscal 2020 increased approximately $293,200 (32.8%) to $1,185,800 from $892,600 for fiscal 2019, primarily due to increased sales and marketing expenses incurred by the Bioprocessing Systems operations.

Research and development expenses amounted to $1,139,700 for fiscal 2020 compared to $530,500 for fiscal 2019, due to increased product development expenditures of both labor and materials by the Bioprocessing Systems operations. During the last quarter of fiscal 2019, the Company's Bioprocessing Systems operations began to expand its product development efforts with the hiring of several engineers.

Total other income (loss), net was $(3,900) for fiscal 2020 compared to $(4,500) in fiscal 2019.

The Company reflected income tax benefit for continuing operations of $214,000 for fiscal 2020 compared to income tax expense of $160,600 for fiscal 2019, primarily due to the loss incurred.

As a result of the foregoing, the Company recorded a net loss from continuing operations of $453,400 for fiscal 2020 compared to net income from continuing operations of $741,600 for fiscal 2019.

The Company reflected a loss from discontinued operations of $472,500 for fiscal 2020, compared to a $132,000 loss for fiscal 2019, primarily due to reduction in sales as a result of the Pandemic.

The Company reflected income tax benefit for fiscal 2020 of $222,600 compared to $36,000 for fiscal due primarily to the increased loss during the current year period.

As a result, the net loss from discontinued operations was $249,900 for fiscal 2020 compared to net loss of $96,000 for fiscal 2019.

The Company recorded a net loss of $703,300 for fiscal 2020 compared to net income of $645,600 for fiscal 2019.

Liquidity and Capital Resources. Cash and cash equivalents increased by $5,966,100 to $7,559,700 as of June 30, 2020 from $1,593,600 as of June 30, 2019.

Net cash used in operating activities was 168,100 for fiscal 2020 compared to net cash provided by operating activities of $1,159,500 for fiscal 2019, primarily due to the net loss for the current year. Net cash used in investing activities was $84,100 for fiscal 2020 compared to $218,400 for fiscal 2019 due mainly to decreased capital expenditures in the current year. Net cash provided by financing activities was $6,209,400 for fiscal 2020 compared to $391,700 used by the Company during fiscal 2019 due mainly to the equity financing and the proceeds from the Payroll Protection Program loan.

The Company's working capital increased by $5,088,300 to $10,548,500 as of June 30, 2020 compared to $5,460,200, as of June 30, 2019, primarily due to the cash received from the equity financing.

 The Company has a Demand Line of Credit through December 2020 with First National Bank of Pennsylvania which provides for borrowings of up to $300,000 for regular working capital needs, bearing interest at prime, currently 3.25% at June 30, 2020. Advances on the line are secured by a pledge of the Company’s assets including inventory, accounts receivable, chattel paper, equipment and general intangibles of the Company. As of June 30, 2020, no borrowings were outstanding under such line. On April 14, 2020 the Company received a loan, all of which is outstanding, under the Federal Government’s Paycheck Protection Program with its bank, First National Bank, amounting to $563,700 at an interest rate of 1% with a maturity date of April 17, 2022, a majority of which is expected to be forgiven under the program.

In June 2020, the Company raised $6,004,400 (net of issuance costs) through the sale of 1,349,850 shares of the Company’s common stock and 1,349,850 warrants to purchase Common Stock. The sale was made in a private placement transaction, pursuant to the exemption provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section and pursuant to exemptions under state securities laws, as a sale to “accredited investors” as defined in Rule 501(a) of the Securities Act. The Company intends to use the net proceeds from the sale of the securities for the development of the business of its Bioprocessing Systems operations.

Management believes that the Company will be able to meet its cash flow needs during the next 12 months from its available financial resources including the cash raised in June, cash from operations, its investments, and the line of credit. Commencing in the fourth quarter of fiscal 2019 the Company began committing significant resources to the Bioprocessing Systems operations for staffing, sales and marketing, and administration.

Capital Expenditures. During fiscal 2020, the Company incurred $50,900 in capital expenditures. The Company expects that based on its current operations, its capital expenditures will be approximately the same for the fiscal year ending June 30, 2021.

Off-Balance Sheet Arrangements. None.

For Three and Nine Months Ended March 31, 2021 and 2020:

Forward-Looking statements. Certain statements contained in this report are not based on historical facts, but are forward-looking statements that are based upon various assumptions about future conditions. Actual events in the future could differ materially from those described in the forward-looking information. Numerous unknown factors and future events could cause such differences, including but not limited to, product demand, market acceptance, success of marketing strategy, success of expansion efforts, impact of competition, adverse economic conditions, and other factors affecting the Company’s business that are beyond the Company’s control, which are discussed elsewhere in this report. Consequently, no forward-looking statement can be guaranteed. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s financial statements and the related notes included elsewhere in this report.

Overview.

The Company reflected a loss from continuing operations before income tax benefit of $1,830,200 and $2,205,200 for the three and nine months ended March 31, 2021 compared to a loss of $276,900 and $88,900 for the three and nine months ended March 31, 2020, primarily due to increased operating expenses incurred by the Company’s Bioprocessing Systems Operations, stock options expense amounting to $1,292,000 and $1,429,400 for the three and nine months ended March 31, 2021 compared to $14,600 and $50,000 for the three and nine months ended March 31 2020, and expenses related to mergers and acquisitions (“M&A”) activities. The results reflected the Company’s continued expansion of its Bioprocessing Systems Operations with increased personnel and expenditures for product development, sales, and marketing activities, and M&A activity, partially offset by the profits generated by increased sales of the Benchtop Laboratory Equipment Operations.

The Company’s results for the nine months ended March 31, 2021, reflect discontinued operations of the Catalyst Research Instruments Operations due to the sale of substantially all its assets at an approximate $405,400 loss at the end of the second quarter, which is reflected in Income (loss) from discontinued operations of $758,400, compared to an operating loss from discontinued operations of $360,300 for the nine months ended March 31, 2020. Income from discontinued operations for the three months ended March 31, 2021 was $16,400 compared to a loss of $99,600 for the three months ended March 31, 2020, primarily due to a product sale that was delivered to a customer in March 2021 after the sale.

Results of Operations

The Three Months Ended March 31, 2021 Compared With The Three Months Ended March 31, 2020

Net revenues for the three months ended March 31, 2021 increased $372,400 (17.4%) to $2,508,600 from $2,136,200 for the three months ended March 31, 2020, reflecting an increase of $565,000 in sales of benchtop laboratory equipment, partially offset by decreased earned royalties of $193,600 by the Bioprocessing Systems Operations. The Company’s benchtop laboratory equipment sales reflected $466,200 and $430,400 of Torbal brand product gross sales for the three months ended March 31, 2021 and 2020, respectively.

The overall gross profit percentage for the three months ended March 31, 2021 was 54.3% compared to 51.5% for the three months ended March 31, 2020, reflecting increased margins for the Benchtop Laboratory Equipment Operations due to increased sales. The gross profit for the Bioprocessing Systems Operations was positively impacted by the recording of an amount related to expected lower future contingent consideration payments resulting from expected lower future royalties.

General and administrative expenses for the three months ended March 31, 2021 increased by $875,900 (171.8%) to $1,385,600 compared to $509,700 for the three months ended March 31, 2020, due to the expansion of the Scientific Bioprocessing Systems Operations, stock options expense, and expenses related to M&A activities.

Selling expenses for the three months ended March 31, 2021 increased $1,041,200 (301.9%) to $1,386,100 from $344,900 for the three months ended March 31, 2020, due to increased sales and marketing costs related to personnel (including stock options expense), websites, market research, and advertising expenses incurred by the Bioprocessing Systems Operations, and to a lesser extent increased online marketing for the Benchtop Laboratory Equipment Operations’ Torbal pill counter product line.

Research and development expenses increased by $151,100 (50.6%) to $450,000 for the three months ended March 31, 2021 compared to $298,900 for the three months ended March 31, 2020, primarily due to the ramp up in product development activities by the Bioprocessing Systems Operations which included staffing, facilities, and materials and to new product development costs related to the Benchtop Laboratory Equipment Operations.

23

In the three months ended March 31, 2020, the Company reflected a non-recurring charge of termination costs for the severance pay and related payroll costs, pertaining to the early termination in February 2020 of the Company's Vice President of Corporate Strategy and Vice President of Sales for the Company's wholly-owned subsidiary, Altamira Instruments, Inc. which was sold at the end of the second quarter.

Total other income (expense), net was $28,600 for the three months ended March 31, 2021 compared to ($41,900) for the three months ended March 31, 2020, primarily due to increased interest and dividend income generated from investment securities, and holding losses on investments in the prior year period.

The Company reflected an income tax benefit related to continuing operations of $378,200 for the three months ended March 31, 2021 compared to $45,500 for the three months ended March 31, 2020 due to the increased loss for the period.

The Company reflected income from discontinued operations of $16,400 for the three months ended March 31, 2021, compared to a $99,600 loss for the three months ended March 31, 2020, primarily due to revenue generated post-sale of substantially all the assets of Altamira Instruments, Inc.

The Company reflected no income tax expense or benefit for the three months ended March 31, 2021 and an income tax benefit related to discontinued operations of $16,400 for the three months ended March 31, 2020 due to the loss during the prior year period.

The net income from discontinued operations was $16,400 for the three months ended March 31, 2021 compared to net loss of $83,200 for the three months ended March 31, 2020, primarily due to revenue generated post-sale of substantially all the assets of Altamira Instruments, Inc.

As a result of the foregoing, the Company recorded a net loss of $1,435,600 for the three months ended March 31, 2021 compared to a net loss of $314,600 for the three months ended March 31, 2020.

The Nine Months Ended March 31, 2021 Compared With The Nine Months Ended March 31, 2020

Net revenues for the nine months ended March 31, 2021 increased $1,010,600 (16.2%) to $7,245,100 from $6,234,500 for the nine months ended March 31, 2020, reflecting a $1,483,000 increase in net sales of benchtop laboratory equipment, and a decrease of $632,800 in earned royalties by the Bioprocessing Systems Operations due to terminated patents. The Benchtop Laboratory Equipment sales reflected $1,560,700 of Torbal brand gross product sales for the nine months ended March 31, 2021, compared to $1,428,900 in the nine months ended March 31, 2020.

The overall gross profit percentage for the nine months ended March 31, 2021 was 52.8% and 52.2% for the nine months ended March 31, 2020, which reflected a higher gross profit margin percentage for the Benchtop Laboratory Equipment Operations due to fixed overhead on increased sales.

General and administrative expenses for the nine months ended March 31, 2021 increased $983,600 (67.5%) to $2,441,700 from $1,458,100 for the nine months ended March 31, 2020, due to the expansion of the Scientific Bioprocessing Systems Operations, stock options expense, and expenses related to M&A activities.

Selling expenses for the nine months ended March 31, 2021 increased $1,778,600 (202.0%) to $2,658,900 from $880,300 for the nine months ended March 31, 2020, due to increased sales and marketing costs related to personnel (including stock options expense), websites, market research, and advertising expenses incurred by the Bioprocessing Systems Operations, and to a lesser extent increased online marketing for the Benchtop Laboratory Equipment Operations’ Torbal pill counter product line.

24

Research and development expenses increased by $228,700 (28.8%) to $1,024,000 for the nine months ended March 31, 2021 compared to $795,300 for the nine months ended March 31, 2020, primarily due to the ramp up in product development activities by the Bioprocessing Systems Operations which included staffing, facilities, and materials and to new product development costs related to the Benchtop Laboratory Equipment Operations.

In the nine months ended March 31, 2020, the Company reflected a non-recurring charge of termination costs for the severance pay and related payroll costs, pertaining to the early termination in February 2020 of the Company's Vice President of Corporate Strategy and Vice President of Sales for the Company's wholly-owned subsidiary, Altamira Instruments, Inc. which was sold at the end of the second quarter.

Total other income (expense), net was $93,700 for the nine months ended March 31, 2021 compared to ($30,100) for the nine months ended March 31, 2020, primarily due to increased interest and dividend income generated from investment securities, and holding losses on investments in the prior year period.

The Company reflected an income tax benefit related to continuing operations of $472,300 for the nine months ended March 31, 2021 compared to $15,000 for the nine months ended March 31, 2020 due to the increased loss for the current year period.

The Company reflected a loss from discontinued operations of $758,400 for the nine months ended March 31, 2021, compared to $360,300 for the nine months ended March 31, 2020, due to the loss on disposal in the current year period.

The Company reflected an income tax benefit related to discontinued operations of $179,900 for the nine months ended March 31, 2021 compared to $67,000 for the nine months ended March 31, 2020 due to the increased loss during the current year period.

The net loss from discontinued operations was $578,500 for the nine months ended March 31, 2021 compared to $293,300 for the nine months ended March 31, 2020, primarily due to the loss on disposal during the current year period.

As a result of the foregoing, the Company recorded a net loss of $2,311,400 for the nine months ended March 31, 2021 compared to a net loss of $367,200 for the nine months ended March 31, 2020.

Liquidity and Capital Resources. Cash and cash equivalents decreased by $6,932,200 to $627,500 as of March 31, 2021 from $7,559,700 as of June 30, 2020, primarily due to converting cash on-hand to short term liquid investment securities and the loss for the period.

Net cash used in operating activities was $2,592,500 for the nine months ended March 31, 2021 compared to net cash used of $803,800 during the nine months ended March 31, 2020, primarily due to the increased loss for the period. Net cash used in investing activities was $4,763,100 for the nine months ended March 31, 2021 compared to $66,300 used during the nine months ended March 31, 2020, principally due to net purchases of investments, and to a lesser extent new capital equipment purchases by the Bioprocessing Systems Operations during the current period, partially offset by the cash received from the sale of the subsidiary. Net cash provided by financing activities was $423,400 for the nine months ended March 31, 2021, due to a Payroll Protection Program loan received by the Federal Government, compared to $7,000 provided during the nine months ended March 31, 2020 from cash proceeds related to the exercises of stock options.

The Company's working capital decreased by $1,222,600 to $9,325,900 as of March 31, 2021 compared to $10,548,500, as of June 30, 2020 mainly due to the loss during the period.

The Company has a Demand Line of Credit through December 2021 with First National Bank of Pennsylvania which provides for borrowings of up to $300,000 for regular working capital needs, bearing interest at prime, 3.25% currently. Advances on the line, are secured by a pledge of the Company’s assets including inventory, accounts, chattel paper, equipment and general intangibles of the Company. As of March 31, 2021, no borrowings were outstanding under such line.

Management believes that the Company will be able to meet its cash flow needs during the 12 months ending March 31, 2022 from its available financial resources including, its cash and investment securities, operations and the line of credit.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus is being passed upon for us by Reitler Kailas & Rosenblatt LLP, New York, New York.

EXPERTS

Nussbaum Berg Klein & Wolpow, CPAs LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020,  as set forth in their report, which is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which financial statements are incorporated herewith in this prospectus, and by reference. Our consolidated financial statements are incorporated by reference in reliance on Nussbaum Berg Klein & Wolpow, CPAs LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-1 filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site is located at http://www.scientificindustries.com. The information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

●
our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on October 9, 2020;

●
our Quarterly Reports on Form 10-Q filed with the SEC on November 23, 2020, February 23, 2021 and May 17, 2021;

●
our Current Reports on Form 8-K filed with the SEC on December 1, 2020, January 8, 2021, March 1, 2021, March 8, 2021, April 13, 2021, April 30, 2021, June 18, 2021 and our Current Report on Form 8-K/A filed on July 12, 2021; and

●
the description of our common stock contained on Form 8-A, filed with the SEC approximately in December 1954, including any amendments or reports filed for the purpose of updating the description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, New York 11716

Attn: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

Copies of the documents incorporated by reference may also be found on our website at www.scientificindusties.com. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of and should not be construed as being incorporated by reference into, this prospectus.

SCIENTIFIC INDUSTRIES, INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AS OF AND FOR THE YEARS ENDED

JUNE 30, 2020 AND 2019

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

CONTENTS

Page

Report of independent registered public accounting firm	F-1

Consolidated financial statements:

Balance sheets	F-2

Statements of operations	F-3

Statements of changes in stockholders’ equity	F-4

Statements of cash flows	F-5

Notes to financial statements	F-6 – F-25

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Scientific Industries, Inc. and Subsidiaries

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Scientific Industries, Inc. and subsidiaries (the Company) as of June 30, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years then ended, and the related notes and schedules (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Discontinued Operations
As discussed in Note 16 to the financial statements, the Company sold all of the assets of its wholly-owned subsidiary, Altamira Industries, Inc., subsequent to the date of our report on the 2020 financial statements.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 1991.

Melville, New York
October 9, 2020, except for Notes 16 and 17, as to
which the date is August 04, 2021

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

BALANCE SHEETS

AS OF JUNE 30, 2020 AND 2019

ASSETS

	2020	2019
Current assets:
Cash and cash equivalents	$7,559,700	$1,602,500
Investment securities	331,800	330,900
Trade accounts receivable, less allowance for doubtful accounts of $11,600 and $15,000, respectively	1,064,000	1,974,200
Inventories	2,541,000	2,383,600
Income tax receivable	334,800	-
Prepaid expenses and other current assets	112,400	95,000
Assets held for disposal	793,000	659,300
Total current assets	12,736,700	7,045,500

Property and equipment, net	278,300	316,100

Intangible assets, net	128,700	175,000

Goodwill	257,300	257,300

Operating lease right-of-use assets	803,300	-

Other assets	56,000	51,000

Deferred taxes	537,100	431,100

Total assets	$14,797,400	$8,276,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$334,600	$484,500
Accrued expenses	679,000	430,800
Contract liabilities	20,000	-
Contingent consideration, current portion	111,000	268,000
Bank overdraft	43,100	140,000
Liabilities held for disposal	240,900	262,000
Lease liabilities, current portion	195,800	-
Payroll Protection Program loan	563,800	-
Total current liabilities	2,188,200	1,585,300

Lease liabilities, less current portion	640,800	-
Contingent consideration payable, less current portion	247,000	350,000

Total liabilities	3,076,000	1,935,300

Stockholders’ equity:
Common stock, $.05 par value; 7,000,000 shares authorized; 2,881,065 and 1,513,914 shares issued; 2,861,263 and 1,494,112 shares outstanding in 2020 and 2019, respectively	144,100	75,700
Additional paid-in capital	8,608,300	2,592,700
Retained earnings	3,021,400	3,724,700
	11,773,800	6,393,100
Less common stock held in treasury at cost, 19,802 shares	52,400	52,400

Total stockholders’ equity	11,721,400	6,340,700

Total liabilities and stockholders’ equity	$14,797,400	$8,276,000

See notes to consolidated financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

	2020	2019

Revenues	$7,784,400	$8,384,900

Cost of revenues	3,847,000	4,342,100

Gross profit	3,937,400	4,042,800

Operating expenses:
General and administrative	2,275,400	1,713,000
Selling	1,185,800	892,600
Research and development	1,139,700	530,500

Total operating expenses	4,600,900	3,136,100

Income (loss) from operations	(663,500)	906,700

Other income (expense):
Interest income	12,600	3,400
Other income (expense), net	(16,500)	(7,800)
Interest expense	-	(100)

Total other income (expense), net	(3,900)	(4,500)

Income (loss) before income tax expense (benefit)	(667,400)	902,200

Income tax expense (benefit):
Current	-	166,600
Deferred	(214,000)	(6,000)

Total income tax expense (benefit)	(214,000)	160,600

Net income (loss) from continuing operations	$(453,400)	$741,600

Discontinued operations (Note 16):

Loss from discontinued operations	(472,500)	(132,000)

Income tax benefit, deferred	(222,600)	(36,000)

Net loss from discontinued operations	(249,900)	(96,000)

Net income (loss)	$(703,300)	$645,600

Basic and diluted earnings (loss) per common share:

Continuing operations (basic and fully diluted for each period)	$(.30)	$.49

Discontinued operations (basic and fully diluted each period)	$(.16)	$(.06)

Consolidated operations (basic and fully diluted each period)	$(.46)	$.43

See notes to consolidated financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

			Additional	Accumulated Other				Total
	Common Stock		Paid-in	Comprehensive	Retained	Treasury Stock		Stockholders’
	Shares	Amount	Capital	Income (Loss)	Earnings	Shares	Amount	Equity

Balance, July 1, 2018	1,513,914	$75,700	$2,545,900	$1,200	$3,131,800	19,802	$52,400	$5,702,200

Cumulative effect of the adoption of Accounting Standards Update (“ASU”) 2016-01 - Financial Instruments	-	-	-	(22,000)	22,000	-	-	-

Net income	-	-	-	-	645,600	-	-	645,600

Cash dividend declared and paid, $.05	-	-	-	-	(74,700)	-	-	(74,700)

Holding loss on investment securities, net of tax	-	-	-	20,800	-	-	-	20,800

Stock-based compensation	-	-	46,800	-	-	-	-	46,800

Balance, June 30, 2019	1,513,914	75,700	2,592,700	-	3,724,700	19,802	52,400	6,340,700

Net loss	-	-	-	-	(703,300)	-	-	(703,300)

Issuance of Common Stock and Warrants, net of issuance costs (Note 15)	1,349,850	67,500	5,936,900	-	-	-	-	6,004,400

Stock options exercised	17,301	900	12,900	-	-	-	-	13,800

Stock-based compensation	-	-	65,800	-	-	-	-	65,800

Balance, June 30, 2020	2,881,065	$144,100	$8,608,300	$-	$3,021,400	19,802	$52,400	$11,721,400

See notes to consolidated financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

	2020	2019
Operating activities:
Net income (loss)	$(703,300)	$645,600
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on sale of investment securities	(4,400)	13,200
Depreciation and amortization	160,900	257,300
Deferred income tax (benefit) expense	(106,000)	(38,500)
Unrealized holding (gain) loss on investment securities	12,400	(3,000)
Bad debt recovery	3,400	-
Gain on sale of fixed assets	(300)	-
Stock-based compensation	65,800	46,800
Change in fair value of contingent consideration	112,600	521,200
Changes in operating assets and liabilities:
Trade accounts receivable	906,800	(6,500)
Inventories	(292,400)	(324,400)
Income tax receivable	(334,800)	-
Prepaid expenses and other assets	(22,400)	(60,100)
Right-of-use assets	(803,300)	-
Accounts payable	(214,400)	141,000
Lease liabilities	867,700	-
Accrued expenses and taxes	191,500	(109,300)
Contract liabilities	89,000	(63,800)
Bank overdraft	(96,900)	140,000

Total adjustments	535,200	513,900

Net cash (used in) provided by operating activities	(168,100)	1,159,500

Investing activities:
Purchase of investment securities	(63,400)	(157,900)
Redemption of investment securities	55,000	151,900
Proceeds from sale of fixed assets	1,000	-
Capital expenditures	(50,900)	(187,800)
Purchase of intangible assets	(25,800)	(24,600)

Net cash used in investing activities	(84,100)	(218,400)

Financing activities:
Principal payments on notes payable	-	(5,800)
Cash dividend declared and paid	-	(74,700)
Proceeds from Payroll Protection Program loan	563,800	-
Line of credit proceeds	-	50,000
Issuance of common stock and warrants, net of issuance costs	6,004,400	-
Line of credit repayments	-	(50,000)
Proceeds from exercise of stock options	13,800	-
Payments for contingent consideration	(372,600)	(311,200)

Net cash provided by (used in) financing activities	6,209,400	(391,700)

Net increase in cash and cash equivalents	5,957,200	549,400

Cash and cash equivalents, beginning of year	1,602,500	1,053,100

Cash and cash equivalents, end of year	$7,559,700	$1,602,500

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$40,900	$56,700
Interest	$-	$1,500

See notes to consolidated financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies

Scientific Industries, Inc. and its subsidiaries (the “Company”) design, manufacture, and market a variety of benchtop laboratory equipment, bioprocessing products and catalyst research instruments. The Company is headquartered in Bohemia, New York where it produces benchtop laboratory equipment. Additionally, the Company has two other locations in Pittsburgh, Pennsylvania, where it produces a variety of custom-made catalyst research instruments and designs bioprocessing products, and an administrative facility in Orangeburg, New York related to sales and marketing. The products, which are sold to customers worldwide, include mixers, shakers, stirrers, refrigerated incubators, pharmacy balances and scales, force gauges, catalyst characterization instruments, reactor systems and high throughput systems. The Company also sublicenses certain patents and technology under a license with the University of Maryland, Baltimore County, and receives royalty fees from the sublicenses.

COVID-19 Pandemic

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and impact the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action as it pertains to COVID-19 preparedness by implementing the Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. However, if an employee becomes infected in the future, and the Company is forced to shut down for a period of time, it could have a short-term negative impact on operations. At the beginning of the pandemic, the Catalyst Research Instruments and Bioprocessing Systems Operations were shut down due to state mandates, however, the impact on operations was immaterial, and the Company has been able to retain its employees without furloughs or layoffs, in part, due to the Company’ receipt of $563,800 loan under the Federal Government’s Paycheck Protection Program. The Company has not experienced and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies that have the ability to pay. However, there were some delays in receiving some accounts receivable due for catalyst research instruments due to customer shutdowns, and there was a material negative impact on the revenues of the Catalyst Research Instruments. The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, supply chain, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Scientific Industries, Inc., Scientific Packaging Industries, Inc., an inactive wholly-owned subsidiary, Altamira Instruments, Inc. (“Altamira”), a Delaware corporation and wholly-owned subsidiary which was discontinued as of November 30, 2020, and Scientific Bioprocessing, Inc. (“SBI”), a Delaware corporation and wholly-owned subsidiary, (all collectively referred to as the “Company”). All material intercompany balances and transactions have been eliminated.

Revenue Recognition

On July 1, 2018 the Company adopted Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers, as amended” (“ASC Topic 606”), using the modified retrospective method applied to those contracts which were not completed as of the adoption date. The adoption of the standard did not have a material impact on how the Company recognizes its revenues. In accordance with Topic 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which it is entitled. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Nature of Products and Services

We generate revenues from the following sources: (1) Benchtop Laboratory Equipment, (2) Catalyst Research Instruments, and (3) Royalties.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2020:

Revenues	$6,783,600	$1,000,800	$-	$7,784,400

Foreign Sales	2,589,800	1,000,400	586,500	4,176,700

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2019:

Revenues	$7,078,800	$1,306,100	$-	8,384,900

Foreign Sales	2,680,300	1,301,200	1,102,300	5,083,800

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Nature of Products and Services (Continued)

Benchtop laboratory equipment sales comprise primarily of standard benchtop laboratory equipment from its stock to laboratory equipment distributors, or to end users primarily via e-commerce. The sales cycle from time of receipt of order to shipment is very short varying from a day to a few weeks. Customers either pay by credit card (online sales) or Net 30-90, depending on the customer. Once the item is shipped under the FOB terms specified in the order, which is primarily “FOB Factory”, other than a standard warranty, there are no other obligations to the customer. Warranty usually comprises of one to two year parts and labor and is deemed immaterial.

The Discontinued Operations's catalyst research instrument sales related primarily to large instruments which begin with a standard model and then are customized to a customer’s specifications. The sales cycle can be quite long, typically ranging from one to three months, from the time an order is received to the time the instrument is shipped to the customer. Payment terms vary from customer to customer and can include advance payments which are recorded as contract liabilities. Some contracts call for training and installation, which is considered ancillary and not a material part of the contract. Due to the size and nature of the instruments, the Company subjects the instruments to an extensive factory acceptance testing process prior to shipment to ensure that they are fully operational once they reach the customer’s site. Normally, the Company warrantees its instruments for a period of twelve months for parts and labor which normally consists of replacement of small components or software support. Catalyst research instruments are never returned for repairs.

Royalty revenues pertain to royalties earned by the Company, which are paid to the Company on a calendar year basis, under a licensing agreement from a single licensee and its sublicensees. The license pertained to royalties received under a United States patent and a European Union patent. As of January 2020, the European Union patent which was due to expire in August 2021, was terminated and the Company will only receive royalties under the United States patent, which will have a material reduction in total royalties expected to be received. The Company is then obligated to pay 50% of all royalties received to the entity that licenses the intellectual property to the Company. During the year, the Company’s management uses its best judgement to estimate the royalty revenues earned during the period.

           The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, a performance obligation is satisfied

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Nature of Products and Services (Continued)

The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the Financial Accounting Standards Board (“FASB”), in applying ASC Topic 606: 1) All revenues are recorded net of returns, allowances, customer discounts, and incentives; 2) Although sales and other taxes are immaterial, the Company accounts for amounts collected from customers for sales and other taxes, if any, net of related amounts remitted to tax authorities; 3) the Company expenses costs to obtain a contract as they are incurred if the expected period of benefit, and therefore the amortization period, is one year or less; 4) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs fall within selling expenses; 5) the Company is always considered the principal and never an agent, because it has full control and responsibility until title is transferred to the customer; 6) the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer such as is the case with catalyst instruments.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of 90 days or less to be cash equivalents. At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of June 30, 2020, and 2019, $6,729,300 and $1,328,600, respectively of cash balances were in excess of such limit.

Accounts Receivable

In order to record the Company’s accounts receivable at their net realizable value, the Company must assess their collectability. A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts and other adjustments, a review of the aging of the Company’s receivables, and the current creditworthiness of the Company’s customers. The Company has recorded allowances for receivables which it considered uncollectible, including amounts for the resolution of potential credit and other collection issues such as disputed invoices, customer satisfaction claims and pricing discrepancies. However, depending on how such potential issues are resolved, or if the financial condition of any of the Company’s customers was to deteriorate and its ability to make required payments became impaired, increases in these allowances may be required. The Company actively manages its accounts receivable to minimize credit risk. The Company does not obtain collateral for its accounts receivable. Based on its assessment, the Company concluded that there are no collection issues related to the COVID-19 Pandemic.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Contract Liabilities

Contract liabilities consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. Amounts that have been invoiced are initially recorded in accounts receivable and contract liabilities. The Company invoices its customers in accordance with the terms of the underlying contract. Accordingly, the contract liabilities balance does not represent the total contract value of outstanding arrangements. Contract liabilities that are expected to be recognized during the subsequent 12-month period are recorded as current and the remaining portion as noncurrent.  Contract liabilities amounted to $20,000 and $0 at June 30, 2020 and 2019, respectively.

Investment Securities

Investment securities consist of equity securities and mutual funds with realized gains and losses recorded using the specific identification method. Changes in fair value are recorded as unrealized holding gains or losses in other income (loss), net on the statement of operations. We determine the cost of the investment sold based on an average cost basis at the individual security level, and record the interest income and realized gains or losses on the sale of these investments in other income (loss), net.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or net realizable value, and have been reduced by an allowance for excess and obsolete inventories. The estimate is based on management’s review of inventories on hand compared to estimated future usage and sales. Cost of work-in-process and finished goods inventories include material, labor and manufacturing overhead.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided for primarily by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the remaining term of the related lease or the estimated useful lives of the assets, whichever is shorter.

Intangible Assets

Intangible assets consist primarily of acquired technology, customer relationships, non-compete agreements, patents, licenses, websites, intellectual property and research and development (“IPR&D”), trademarks and trade names. All intangible assets are amortized on a straight-line basis over the estimated useful lives of the respective assets, generally 3 to 10 years. The Company continually evaluates the remaining estimated useful lives of intangible assets that are being amortized to determine whether events or circumstances warrant a revision to the remaining period of amortization.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Goodwill and Long-Lived Assets

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill and long-lived intangible assets are tested for impairment at least annually in accordance with the provisions of ASC No. 350, “Intangibles-Goodwill and Other” (“ASC No. 350”). ASC No. 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The Company tests goodwill and long-lived assets annually as of June 30, the last day of its fiscal year, unless an event occurs that would cause the Company to believe the value is impaired at an interim date. The Company concluded as of June 30, 2020 and 2019, there was no impairment of goodwill.

Impairment of Long-Lived Assets

The Company follows the provisions of ASC No. 360-10, “Property, Plant and Equipment - Impairment or Disposal of Long-Lived Assets (“ASC No. 360-10”). ASC No. 360-10 which requires evaluation of the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation for impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is recorded based on an estimate of future discounted cash flows. The Company concluded as of June 30, 2020 and 2019, there was no impairment of long-lived assets.

Income Taxes

The Company and its subsidiaries file a consolidated U.S. federal income tax return. Income taxes are accounted for under the asset and liability method. The Company provides for federal, and state income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributed to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

 The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

1.	Summary of Significant Accounting Policies (Continued)

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $218,700 and $207,500 for the years ended June 30, 2020 and 2019, respectively.

Research and Development

Research and development costs consisting of expenses for activities that are useful in developing and testing new products, as well as expenses that may significantly improve existing products, are expensed as incurred.

Stock Compensation Plan

The Company has a ten-year stock option plan (the “2012 Plan”) which provides for the grant of options to purchase up to 250,000 shares of the Company’s Common Stock, par value $.05 per share (“Common Stock”), plus up to 57,000 shares under options previously granted under the 2002 Stock Option Plan of the Company (the “Prior Plan”).

The 2012 Plan provides for the granting of incentive or non-incentive stock options as defined in the 2012 Plan and options under the 2012 Plan may be granted until 2022. Incentive stock options may be granted to employees at an exercise price equal to 100% (or 110% if the optionee owns directly or indirectly more than 10% of the outstanding voting stock) of the fair market value of the shares of Common Stock on the date of the grant. Non-incentive stock options shall be granted at the fair market value of the shares of Common Stock on the date of grant. At June 30, 2020 and 2019, 147,414 and 20,795 shares respectively, of Common Stock were available for grant of options under the 2012 Plan.  The Company has a ten-year stock option plan (the "2012 Plan") which provided for the grant of options to purchase up to 100,000 shares of the Company's Common Stock, par value $.05 per share ("Common Stock") and was further amended in January 2020 to increase the number of options to 250,000 shares of common stock.

Stock-based compensation is accounted for in accordance with ASC No. 718 “Compensation-Stock Compensation” (“ASC No. 718”) which requires compensation costs related to stock-based payment transactions to be recognized. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards are measured at each reporting period. Compensation costs are recognized over the period that an employee provides service in exchange for the award. During the years ended June 30, 2020 and 2019, the Company granted 25,881 and 6,705 options, respectively, to employees that had a fair value of $144,500 and $12,000, respectively. The fair value of the options granted during the years ended June 30, 2020 and 2019, were determined using the Black-Scholes-Merton option-pricing model. The weighted average assumptions used for the years ended June 30, 2020 and 2019, was an expected life of 10 years; risk free interest rate of .89% and 2.44%; volatility of 74% and 35%, and dividend yield of ..08% and 1.29%, respectively. The Company declared a dividend of $0.05 per share during the year ended June 30, 2019 and none in 2020. The weighted-average value per share of the options granted during the years ended June 30, 2020 and 2019, was $5.58 and $1.79, respectively, and total stock-based compensation costs were $65,800 and $46,800 for the years ended June 30, 2020 and 2019, respectively. Stock-based compensation costs related to nonvested awards expected to be recognized in the future are $113,400 and $38,600 as of June 30, 2020 and 2019, respectively.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

1.	Summary of Significant Accounting Policies (Continued)

Use of Estimates

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the allowance for doubtful accounts, slow-moving inventory reserves, depreciation and amortization, assumptions made in valuing equity instruments issued for services, and the fair values of intangibles and goodwill. The actual results experienced by the Company may differ materially from management’s estimates.

Earnings (Loss) Per Common Share

Basic earnings or loss per common share is computed by dividing net income (loss) by the weighted-average number of shares outstanding. Diluted earnings per common share includes the dilutive effect of stock options, if any.

Recent Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update ("ASU") 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement", which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify, and add certain disclosure requirements related to fair value measurements covered in Topic 820, "Fair Value Measurement." The new standard is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. The Company is currently evaluating the impact of adopting this guidance.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which is designed to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU No. 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years; this ASU allows for early adoption in any interim period after issuance of the update. The Company is currently evaluating the impact of adopting this guidance.

Adopted Accounting Pronouncement

In February 2016, the FASB issued ASU No. 2016-02, Leases, which replaces previous lease guidance in its entirety with ASC 842 and requires lessees to recognize lease assets and lease liabilities for those arrangements classified as operating leases under previous guidance, with the exception of leases with a term of twelve months or less. The Company adopted ASU No. 2016-02 on July 1, 2019 using the additional transition method, which allows prior periods to be presented under previous lease accounting guidance. Refer to Note 11, "Leases", for related disclosures.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

2.	Segment Information

The Company views its operations as two segments: the manufacture and marketing of standard benchtop laboratory equipment for research in university, hospital and industrial laboratories sold primarily through laboratory equipment distributors and laboratory and pharmacy balances and scales (“Benchtop Laboratory Equipment Operations”), and the design and marketing of bioprocessing systems and products and related royalty income (“Bioprocessing Systems”).

Segment information is reported as follows:

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2020:

Revenues	$6,783,600	$1,000,800	$-	$7,784,400

Foreign Sales	2,589,800	1,000,400	586,500	4,176,700

Income (Loss) From Operations	449,700	(727,500)	(385,700)	(663,500)

Assets	12,232,600	546,100	2,018,700	14,797,400

Long-Lived Asset Expenditures	36,000	40,700	-	76,700

Depreciation and Amortization	116,900	42,700	1,300	160,900

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2019:

Revenues	$7,078,800	$1,306,100	$-	$8,384,900

Foreign Sales	2,680,300	$1,301,200	1,102,300	5,083,800

Income (Loss) From Operations	449,800	365,000	91,900	906,700

Assets	5,280,700	790,100	2,205,200	8,276,000

Long-Lived Asset Expenditures	194,500	15,700	2,200	212,400

Depreciation and Amortization	217,800	38,500	1,000	257,300

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

3.	Fair Value of Financial Instruments

The FASB defines the fair value of financial instruments as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements do not include transaction costs.

The accounting guidance also expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are described below:

Level 1	Inputs that are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2	Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3	Prices or valuation that require inputs that are both significant to the fair value measurement and unobservable.

In valuing assets and liabilities, the Company is required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company calculated the fair value of its Level 1 and 2 instruments based on the exchange traded price of similar or identical instruments where available or based on other observable instruments. These calculations take into consideration the credit risk of both the Company and its counterparties. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the period.

The fair value of the contingent consideration obligations is based on a probability weighted approach derived from the estimates of earn-out criteria and the probability assessment with respect to the likelihood of achieving those criteria. The measurement is based on significant inputs that are not observable in the market, therefore, the Company classifies this liability as Level 3 in the following table.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets that were accounted for at fair value on a recurring basis at June 30, 2020 and 2019 according to the valuation techniques the Company used to determine their fair values:

		Fair Value Measurements Using Inputs Considered as
	Fair Value at June 30, 2020	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$7,559,700	$7,559,700	$-	$-
Investment securities	331,800	331,800	-	-

Total	$7,891,500	$7,891,500	$-	$-

Liabilities:
Contingent consideration	$358,000	$-	$-	$358,000

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

3.	Fair Value of Financial Instruments (Continued)

		Fair Value Measurements Using Inputs Considered as
	Fair Value at June 30, 2019	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$1,602,500	$1,602,500	$-	$-
Investment securities	330,900	330,900	-	-

Total	$1,933,400	$1,933,400	$-	$-

Liabilities:
Contingent consideration	$618,000	$-	$-	$618,000

The following table sets forth an analysis of changes during the years ended June 30, 2020 and 2019, respectively, in Level 3 financial liabilities of the Company:

	2020	2019

Beginning balance	$618,000	$408,000
Increase in contingent consideration liability	112,600	521,200
Payments and accruals	(372,600)	(311,200)

Ending balance	$358,000	$618,000

The Company’s contingent obligations require cash payments to the sellers of certain acquired operations based on royalty payments received or operating results achieved. These contingent considerations are classified as liabilities and the liabilities are remeasured to an estimated fair value at each reporting date. During the years ended June 30, 2020 and 2019, the Company recorded an increase in the estimated fair value of contingent liabilities of approximately $112,600 and $521,200, respectively related to its Bioprocessing Systems Operations segment.

Investments in marketable securities classified as available-for-sale by security type at June 30, 2020 and 2019 consisted of the following:

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2020:

Equity securities	$77,600	$101,900	$24,300
Mutual funds	250,300	229,900	(20,400)

	$327,900	$331,800	$3,900

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2019:

Equity securities	$47,100	$72,000	$24,900
Mutual funds	292,300	258,900	(33,400)

	$339,400	$330,900	$(8,500)

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

4.	Inventories

	2020	2019

Raw materials	$1,726,400	$1,597,100
Work-in-process	35,700	77,700
Finished goods	778,900	708,800

	$2,541,000	$2,383,600

5.	Property and Equipment

	Useful Lives
	(Years)	2020	2019

Automobiles	5	$22,000	$22,000
Computer equipment	3-5	215,300	200,300
Machinery and equipment	3-7	847,500	823,400
Furniture and fixtures	4-10	142,300	138,500
Leasehold improvements	3-10	50,300	42,300
		1,277,400	1,226,500
Less accumulated depreciation and amortization		999,100	910,400

		$278,300	$316,100

Depreciation expense was $88,700 and $67,300 for the years ended June 30, 2020 and 2019, respectively.

6.	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the Company’s acquisitions. Goodwill amounted to $257,300 at June 30, 2020 and 2019, all of which is expected to be deductible for tax purposes.

The components of other intangible assets are as follows:

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2020:

Technology, trademarks	5/10 yrs.	$664,700	$662,000	$2,700
Trade names	6 yrs.	140,000	140,000	-
Websites	5 yrs.	210,000	210,000	-
Customer relationships	9/10 yrs.	357,000	321,400	35,600
Sublicense agreements	10 yrs.	294,000	253,600	40,400
Non-compete agreements	5 yrs.	384,000	384,000	-
IPR&D	3 yrs.	110,000	110,000	-
Other intangible assets	5 yrs.	246,600	196,600	50,000

		$2,406,300	$2,277,600	$128,700

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

6.	Goodwill and Other Intangible Assets (Continued)

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2019:

Technology, trademarks	5/10 yrs.	$663,800	$661,700	$2,100
Trade names	6 yrs.	140,000	124,400	15,600
Websites	5 yrs.	210,000	210,000	-
Customer relationships	9/10 yrs.	357,000	308,100	48,900
Sublicense agreements	10 yrs.	294,000	224,100	69,900
Non-compete agreements	5 yrs.	384,000	384,000	-
IPR&D	3 yrs.	110,000	110,000	-
Other intangible assets	5 yrs.	221,700	183,200	38,500

		$2,380,500	$2,205,500	$175,000

Total amortization expense was $72,000 and $190,000 in 2020 and 2019, respectively.

Estimated future amortization expense of intangible assets as of June 30, 2020 is as follows:

Year Ended June 30,

2021	$59,800
2022	36,800
2023	20,200
2024	8,400
2025	3,500

Total	$128,700

7.	Line of Credit

The Company has a Demand Line of Credit through December 2020 with First National Bank of Pennsylvania which provides for borrowings of up to $300,000 for regular working capital needs, bearing interest at prime, currently 3.25%. The agreement does not contain a financial covenants and borrowings are also secured by a pledge of the Company’s assets including inventory, accounts receivable, chattel paper, equipment and general intangibles of the Company. As of June 30, 2020 and 2019, there were no borrowings outstanding under the line.

8.	Payroll Protection Program Loan

The Company had a $563,800 Payroll Protection Program loan for proceeds received in April 2020 pursuant to the Paycheck Protection Program loan (“PPP”) administered by the U.S. Small Business Administration through its bank. The Company applied for forgiveness in June 2021 and $531,100 was forgiven.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

9.	Employee Benefit Plans

The Company has a 401(k) profit sharing plan covering all its employees, which provides for voluntary employee salary contributions not to exceed the statutory limitations provided by the Internal Revenue Code. The plan provides for Company matching contribution equal to 100% of employee’s deferral up to 3% of pay, plus 50% of employee’s deferral over 3% of pay up to 5%. Total matching contributions amounted to $84,100 and $69,600 for the years ended June 30, 2020 and 2019, respectively.

10.	Commitments and Contingencies

The Company has a three-year employment contract with its President, effective July 1, 2017, which was extended by mutual agreement for a one year period ending June 30, 2021. The agreement provided for an annual base salary of $175,000 for the year ended June 30, 2018, with subsequent annual increases of 3% or percentage increase in Consumer Price Index (“CPI”), whichever is higher, plus $25,000 cash bonus for the year ended June 30, 2018, and a discretionary bonus for subsequent years. A bonus of $50,000 was awarded for the year ended June 30, 2020 and none in 2019. The agreement also provided for a grant of options to purchase 25,000 shares of the Company’s stock, which were granted during the year ended June 30, 2018. No shares were granted during the year ended June 30, 2019, and 215,366 shares were authorized to be granted by the Board of Directors during the year ended June 30, 2020 which are subject to amendment to the Company’s 2012 Stock Option Plan.  The agreement also contains a provision that within one year of a change of control, if either the Company terminates the employment for any reason other than for "cause" or the Presidents terminates her employment for "good reason", the President will have the right to receive a lump sum payment equal to three times the average of her total annual compensation paid for the last five years preceding such termination, minus $1.00.

The Company has a three-year employment contract with its President of the Genie Products Division of the Benchtop Laboratory Equipment Operations and Corporate Secretary effective July 1, 2017, which was extended by mutual agreement for a one year period ending June 30, 2021. The agreement provides for an annual base salary of $153,000 for the year ended June 30, 2018, with subsequent annual increases of 3% or percentage increase in the CPI, whichever is higher, plus $10,000 cash bonus for the year ended June 30, 2018, and a discretionary bonus for subsequent years. A bonus of $5,000 was awarded for the year ended June 30, 2020 and none in 2019. The agreement also provides for a grant of options to purchase 7,500 shares of the Company’s stock, which were granted during the year ended June 30, 2018. No options were granted during the year ended June 30, 2020 or 2019.

The Company has a three-year employment contract with its President of Torbal Products Division of the Benchtop Laboratory Equipment Operations and Director of Marketing effective July 1, 2017, which was extended by mutual agreement for a one year period ending June 30, 2021. The agreement provides for an annual base salary of $157,000 for the year ended June 30, 2018, with subsequent annual increases of 4% or percentage increase in the CPI, whichever is higher, plus $10,000 cash bonus for the year ended June 30, 2018 and subsequent years, subject to a minimum increase of 5% in the divisions’ EBITDA for the related year. The agreement also provides for a grant of options to purchase 7,500 shares of the Company’s stock, which were granted during the year ended June 30, 2018. No options were granted during the year ended June 30, 2020 or 2019. A performance-based bonus of $10,000 was awarded for each of the years ended June 30, 2018, 2019, and 2020.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

10.	Commitments and Contingencies (Continued)

The Company has a three-year employment contract with its President of Scientific Bioprocessing, Inc., effective July 1, 2020. The agreement provides for an annual base salary of $175,000 for the year ended June 30, 2021, with subsequent annual increases of 3% or percentage increase in Consumer Price Index (“CPI”), whichever is higher, plus discretionary bonuses. The agreement also provides for a grant of options to purchase 215,366 shares which were authorized to be granted by the Board of Directors during the year ended June 30, 2020, and are subject to amendment to the Company’s 2012 Stock Option Plan. Prior to July 1, 2020, the officer had a consulting agreement through June 30, 2020. Consulting fees paid under this agreement amounted to $145,000 and $40,000 for the years ended June 30, 2020 and 2019, respectively. In addition stock options valued at $36,000 and $12,000 were granted as part of the total compensation under the consulting agreement, for the years ended June 30, 2020 and 2019, respectively.  In addition to the fees paid and stock options granted under the consulting agreement, a bonus of $50,000 was awarded during the year ended June 30, 2020 and none in 2019. The agreement contains termination provisions stipulating that if the Company terminates the employment other than for death, disability, or cause (as such term is defined therein), or if employee resigns for "good reason" (as such term is defined there), the Company shall pay severance payments equal to either one year's salary at the rate of the compensation at the time of termination is employee is terminated within 12 months of the date of the agreement or six months' salary is the employee is terminated after 12 months of the date of the agreement, continue to pay the regular benefits provided by the Company for the period equal tot he length of the severance payments and pay a pro rata portion of any bonus achieved prior to such termination of employment.

The Company had a two-year agreement with its President of Altamira Instruments, Inc. effective July 1, 2017, which was extended by mutual agreement through June 30, 2020, and has not yet been renewed. The agreement provided for an annual base salary of $130,000 and $120,000 for the years ended June 30, 2020 and 2019, respectively, plus incentive pay based on achievement of certain revenue and income levels, which were not achieved in both fiscal years and therefore there was no incentive pay. The agreement also provided for a grant of options for an aggregate of 10,000 shares of the Company’s common stock, which were granted during the year ended June 30, 2018. No shares were granted during the year ended June 30, 2020 or 2019.

The Company had a three-year employment contract with its Vice President of Corporate Development and Strategy and Vice president of Sales and Marketing of Altamira Instruments, Inc. effective July 1, 2017. This agreement was terminated by the Company in February 2020 with termination costs of $180,700, of which $110,900 remains unpaid as of June 30, 2020 and is expected to be paid by February 2021.

The Company has a consulting agreement, which expires on December 31, 2020, with a Director of the Company and his affiliate for product development consulting services. The agreement provides that the consultant be paid a monthly retainer fee of $9,000, plus a grant of 20,000 options during the year ended June 30, 2020. Consulting expense related to this agreement amounted to $76,200 and $43,200 for the years ended June 30, 2020 and 2019, respectively.

On July 20, 2020, the Company entered into a two-year consulting agreement with a new member of the Board of Directors and his affiliate for consulting on strategic matters of the Company’s wholly-owned SBI’s operations. The agreement provides that the consultant be paid a monthly retainer of 5,000 euros, an annual bonus of up to 2% of net sales of the subsidiary’s net sales over mutually agreed upon sales targets, plus the issuance of 125,000 stock options of the Company.

The Company is required to make payments of 30% of the net royalties received from the license and sublicense acquired in the SBI acquisition in fiscal 2014. Total contingent consideration payments made for this acquisition amounted to $372,600 and $311,200 for the years ended June 30, 2020 and 2019, respectively.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

10.	Commitments and Contingencies (Continued)

The fair value of contingent consideration estimated to be paid as of June 30, 2020 is as follows:

Year ended June 30,	Amount

2021	$111,000
2022	95,000
2023	82,000
2024	70,000

$358,000

11.	Leases

On July 1, 2019, the Company adopted the new accounting pronouncement as it relates to its leases which requires a lessee to recognize all long-term leases on its balance sheet as a liability for its lease obligation, measured at the present value of lease payments not yet paid, and a corresponding asset representing its right to use the underlying asset over the lease term and expands disclosure of key information about leasing arrangements.

The Company leases certain properties consisting principally of a facility in Bohemia, New York (headquarters) through January 2025, a facility in Pittsburgh, Pennsylvania for its Catalyst Research Instrument Operations through November 2020 and on a month to month thereafter, and another facility in Pittsburgh, Pennsylvania for its Bioprocessing Systems Operations through May 2021. In addition, the Company had a lease for its Torbal Division of the Benchtop Laboratory Equipment Operations which was mutually terminated early effective as of October 31, 2019 and a new lease for a similar sales and administration office in Orangeburg, New York was entered into as of November 1, 2019 through October 2022. There are no renewal options with any of the leases, no residual values or significant restrictions or covenants other than those customary in such arrangements, and no non-cash activities, and any rent escalations incorporated within the leases are included in the calculation of the future minimum lease payments, as further described below. All of the Company’s leases are deemed operating leases.

The Company determines whether an agreement contains a lease at inception based on the Company’s right to obtain substantially all of the economic benefits from the use of the identified asset and its right to direct the use of the identified asset. Lease liabilities represent the present value of future lease payments and the Right-Of-Use (“ROU”) assets represent the Company’s right to use the underlying assets for the respective lease terms. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. The ROU asset is further adjusted to account for previously recorded lease expenses such as deferred rent and other lease liabilities. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate of 5.0% as the discount rate to calculate the present value of future lease payments, which was the interest rate that its bank would charge for a similar loan.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

11.	Leases (Continued)

The Company elected not to recognize a ROU asset and a lease liability for leases with an initial term of twelve months or less. In addition to minimum lease payments, certain leases require payment of a proportionate share of real estate taxes and certain building operating expenses or payments based on an excess of a specified base. These variable lease costs are not included in the measurement of the ROU asset or lease liability due to unpredictability of the payment amount and are recorded as lease expenses in the period incurred. The Company’s lease agreements do not contain residual value guarantees.

The Company elected available practical expedients for existing or expired contracts of lessees wherein the Company is not required to reassess whether such contracts contain leases, the lease classification or the initial direct costs. The Company is not utilizing the practical expedient which allows the use of hindsight by lessees and lessors in determining the lease term and in assessing impairment of its ROU assets. The Company utilized the transition method allowing entities to only apply the new lease standard in the year of adoption.

As of June 30, 2020, the weighted-average remaining lease term for operating lease liabilities was approximately 3.85 years and the weighted-average discount rate was 5.0%. Total cash payments under these leases were $295,700 for the year ended June 30, 2020, of which $293,500 was recorded as leases expense.

The Company’s approximate future minimum rental payments under all leases existing at June 30, 2020, through January 2025 are as follows:

Year ended June 30,	Amount
2021	$234,300
2022	210,600
2023	198,900
2024	195,900
2025	91,600
Total future minimum payments	$931,300
Less: Imputed interest	94,700

Total Present Value of Operating Lease Liabilities	$836,600

12.	Income Taxes

The reconciliation of the provision for income taxes at the federal statutory rate of 21% to the actual tax expense or benefit for the applicable fiscal year was as follows:

	2020	2019

Computed “expected” income tax (benefit)	$(239,400)	$161,700
Research and development credits	(89,400)	(24,300)
Rate changes and NOL carrybacks	(122,600)	-
Other, net	14,800	(12,800)

Income tax expense (benefit)	$(436,600)	$124,600

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

12.	Income Taxes (Continued)

Deferred tax assets and liabilities consist of the following:

	2020	2019
Deferred tax assets:
Amortization of intangible assets	$329,700	$303,900
Research and development credits	89,400	-
Various accruals	150,700	173,600
Other	19,400	13,300
	589,200	490,800
Deferred tax liability:
Depreciation of property and amortization of goodwill	(52,100)	(59,700)

Net deferred tax assets	$537,100	$431,100

ASC No. 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC No. 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As of June 30, 2020 and 2019, the Company did not have any unrecognized tax benefits related to various federal and state income tax matters.

The Company’s policy is to recognize interest and penalties on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits. The Company is subject to U.S. federal income tax, as well as various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ended June 30, 2017 and after. The Company does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

13.	Stock Options

Option activity is summarized as follows:

	June 30, 2020		June 30, 2019

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Shares under option:
Outstanding, beginning of year	97,205	$3.24	92,000	$3.15
Granted	25,881	7.47	6,705	4.54
Exercised	(24,000)	3.35	-	-
Forfeited	(2,500)	3.08	1,500	3.27

Outstanding, end of year	96,586	$4.35	97,205	$3.24

Options exercisable at year-end	49,236	$3.29	50,167	$3.29

Weighted average fair value per share of options granted during the fiscal year		$5.58		$1.79

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

13.	Stock Options (Continued)

				As of June 30, 2020 Exercisable

		Weighted-
		Average	Weighted-		Weighted-
Range		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$5.35 - $ 11.30	25,881	9.87	$7.47	-	$0.00

$2.91 - $ 4.65	70,705	6.46	$3.33	49,236	$3.29

	96,586			49,236

				As of June 30, 2019 Exercisable

		Weighted-
		Average	Weighted-		Weighted-
Range		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$2.91 - $ 3.08	70,500	7.81	$3.07	30,167	$2.80

$3.65 - $ 4.65	26,705	5.57	$4.02	20,000	$3.84

	97,205			50,167

14.	Earnings (Loss) Per Common Share

Earnings (loss) per common share data was computed as follows:

	2020	2019

Weighted average common shares outstanding	1,515,103	1,494,112
Effect of dilutive securities	-	18,066

Weighted average dilutive common shares outstanding	1,515,103	1,512,178

Basic and diluted earnings (loss) per common share:
Continuing operations	$(.30)	$.49
Discontinued operations	$(.16)	$(.06)
Consolidated operations	$(.46)	$.43

Approximately 54,513 and 1,349,850 shares of the Company's common stock issuable upon the exercise of stock options and warrants, respectively, were excluded from the calculation because the effect would be anti-dilutive due to the loss for the year ended June 30, 2020. Approximately 1,600 shares of the Company's common stock issuable upon the exercise of outstanding options were excluded from the calculation of diluted earnings per share for the year ended June 30, 2019, because they were anti-dilutive.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

15.	Equity

On June 18, 2020 the Company entered into a securities purchases agreement with several accredited investors for the sale and issuance of 1,349,850 shares of the Company’s Common Stock at an offering of $4.50 per share and warrants to purchase up to 1,349,850 shares of the Company’s Common Stock at $9.00 per share for total proceeds of $6,074,400. The Company incurred approximately $70,000 in issuance related costs. The proceeds are earmarked for the operations of the Company’s SBI operations. The warrants are immediately exercisable and expire five years from the date of issuance. If at any time commencing twelve months from the date of the agreement, but before the expiration of the warrant, the volume weighted average price of the Company’s Common Stock exceeds $18 per share for each of thirty consecutive days, the Company may at any time in its sole discretion, call for the exercise of the Warrants, in their entirety.

16. Discontinued Operations

Effective November 30, 2020, the Company, as part of its strategic shift to becoming a life sciences tool provider, sold its Catalyst Research Instruments Operations reporting segment through the sale by Altamira of substantially all of its assets, which comprised of fixed assets, and inventory to Beijing JWGB Sci. & Tech. Co. Ltd., a corporation formed under the laws of the People’s Republic of China (“JWGB”) for $440,000 payable in cash through January 2021, resulting in a $405,400 pre-tax loss. The Company retained all its receivables and payables related to sales made prior to November 30, 2020, certain inventory related to two work-in-process orders which will be shipped by the end of the fiscal year ending June 30, 2021, product warranty and other miscellaneous liabilities related to certain employee benefits, and expenses related to the closure of the Altamira facility, which was substantially completed at the end of December 2020.

As a result of the disposal described above, the operating results of the former Catalyst Research Instruments Operations segment have been presented as discontinued operations in the balance sheets, the statements of operations, and the statements of cash flows, as detailed below.

	2020	2019
Assets:
Inventories	$343,700	$208,700
Property and equipment, net	1,400	2,700
Goodwill	447,900	447,900

Discontinued operations	$793,000	$659,300

	June 30, 2020	June 30, 2019
Accounts payable	$20,100	$84,500
Accrued expenses and taxes	120,700	177,500
Contract liabilities	69,000	-
Operating lease liabilities, current portion	31,100	-
	$240,900	$262,000
Revenues	$785,900	$1,814,900
Cost of goods sold	869,900	1,490,600
Gross profit	(84,000)	324,300
Selling, general and administrative expenses	388,500	456,300
Loss from operations before income tax benefit	(472,500)	(132,000)
Income tax benefit, all deferred	(222,600)	(36,000)
Net loss attributable to discontinued operations	$(249,900)	$(96,000)

In our Consolidated Statements of Cash Flows, the cash flows from discontinued operations are not separately classified. Cash provided by and (used in) operating activities from discontinued operations for fiscal 2020 and fiscal 2019 was $66,100 and ($131,600), respectively. Cash used by investing activities from discontinued operations for fiscal 2020 was $2,200 and none for fiscal 2019. There was no cash provided or used by the discontinued operations for financing activities for both the current and prior year periods.

17.	Subsequent Events

On April 29, 2021, the Company received proceeds of approximately $7,580,500 from the sale of its securities to private investors upon the issuance of 1,595,880 shares of the Company’s Common Stock at an offering price of $4.75 per share which included warrants to purchase up to 797,940 shares of the Company’s Common Stock at $9.50 per share. These warrants are exercisable immediately and expire five years from date of issuance. Using the proceeds received, the Company, through its newly organized wholly owned subsidiary Scientific Bioprocessing Holdings, Inc., purchased 100% of the capital stock in aquila biolabs, GmbH (“Aquila”), a German bioprocessing company, for approximately $7,880,000.

On June 18, 2021, the Company received proceeds of approximately $9,500,000 from the sale of its securities to private investors upon the issuance of 2,000,000 shares of the Company’s Common Stock at an offering price of $4.75 per share which included warrants to purchase up to 999,993 shares of the Company’s Commons Stock at $9.50 per share. These warrants are exercisable immediately and expire five years from date of issuance.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 AS OF AND FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2021 AND 2020

ASSETS

	March 31, 2021	June 30, 2020
Current assets:	(Unaudited)
Cash and cash equivalents	$627,500	$7,559,700
Investment securities	5,325,700	331,800
Trade accounts receivable, less allowance for doubtful accounts of $11,600 at March 31, 2021 and June 30, 2020	1,822,500	1,064,000
Inventories	2,885,200	2,541,000
Income tax receivable	336,300	334,800
Prepaid expenses and other current assets	62,600	112,400
Assets of discontinued operations	124,600	793,000
Total current assets	11,184,400	12,736,700

Property and equipment, net	383,700	278,300

Intangible assets, net	121,500	128,700

Goodwill	257,300	257,300

Other assets	48,400	56,000

Deferred taxes	1,189,400	537,100

Operating lease right-of-use assets	715,600	803,300

Total assets	$13,900,300	$14,797,400

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$477,200	$334,600
Accrued expenses	456,400	679,000
Contract liabilities	-	20,000
Contingent consideration, current portion	195,800	111,000
Bank overdraft	50,600	43,100
Liabilities of discontinued operations	64,400	240,900
Operating lease liabilities, current portion	50,300	195,800
Payroll Protection Program loan, current portion	563,800	563,800
Total current liabilities	1,858,500	2,188,200

Payroll Protection Program loan, less current portion	433,800	-
Contingent consideration payable, less current portion	30,300	247,000
Operating lease liabilities, less current portion	735,300	640,800

Total liabilities	3,057,900	3,076,000
Shareholders’ equity: Common stock, $.05 par value; 10,000,000 and 7,000,000 shares authorized; 2,882,065 and 2,881,065 shares issued; 2,862,263 and 2,861,263 shares outstanding at March 31, 2021 and June 30, 2020	144,200	144,100

Additional paid-in capital	10,040,600	8,608,300
Retained earnings	710,000	3,021,400
	10,894,800	11,773,800
Less common stock held in treasury at cost, 19,802 shares	52,400	52,400

Total shareholders’ equity	10,842,400	11,721,400

Total liabilities and shareholders’ equity	$13,900,300	$14,797,400

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Month Period Ended March 31,	For the Three Month Period Ended March 31,	For the Nine Month Period Ended March 31,	For the Nine Month Period Ended March 31,
	2021	2020	2021	2020

Revenues	$2,508,600	$2,136,200	$7,245,100	$6,234,500

Cost of revenues	1,145,700	1,037,000	3,419,400	2,978,900

Gross profit	1,362,900	1,099,200	3,825,700	3,255,600

Operating expenses:
General and administrative	1,385,600	509,700	2,441,700	1,458,100
Selling	1,386,100	344,900	2,658,900	880,300
Research and development	450,000	298,900	1,024,000	795,300
Termination costs	-	180,700	-	180,700

Total operating expenses	3,221,700	1,334,200	6,124,600	3,314,400

Loss from operations	(1,858,800)	(235,000)	(2,298,900)	(58,800)

Other income (expense):
Other income (expense), net	6,100	(42,200)	22,300	(40,100)
Interest income	22,500	300	71,400	10,000
Total other income (expense), net	28,600	(41,900)	93,700	(30,100)

Loss before income tax (benefit)	(1,830,200)	(276,900)	(2,205,200)	(88,900)

Income tax (benefit), deferred:	(378,200)	(45,500)	(472,300)	(15,000)

Net loss from continuing operations	(1,452,000)	(231,400)	(1,732,900)	(73,900)

Discontinued operations (Note 9):

Income (loss) from discontinued operations (including loss on disposal of $405,400), in 2021 period	16,400	(99,600)	(758,400)	(360,300)
Income tax (benefit), deferred	-	(16,400)	(179,900)	(67,000)

Net income (loss) from discontinued operations	16,400	(83,200)	(578,500)	(293,300)

Net loss	$(1,435,600)	$(314,600)	$(2,311,400)	$(367,200)

Basic and diluted income (loss) per common share

Continuing operations	$(.51)	$(.15)	$(.61)	$(.05)

Discontinued operations	$.01	$(.06)	$(.20)	$(.20)

Consolidated operations	$(.50)	$(.21)	$(.81)	$(.25)

See notes to unaudited condensed consolidated financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

			Additional				Total
	Common Stock		Paid-in	Retained	Treasury Stock		Shareholders’
Fiscal Year 2021:	Shares	Amount	Capital	Earnings	Shares	Amount	Equity

Balance, July 1, 2020	2,881,065	$144,100	$8,608,300	$3,021,400	19,802	$52,400	$11,721,400

Net loss	-	-	-	(263,300)	-	-	(263,300)

Stock-based compensation	-	-	61,300	-	-	-	61,300

Balance, September 30, 2020	2,881,065	144,100	8,669,600	2,758,100	19,802	52,400	11,519,400

Net loss	-	-	-	(612,500)	-	-	(612,500)

Stock-based compensation	-	-	76,100	-	-	-	76,100

Balance, December 31, 2020	2,881,065	$144,100	$8,745,700	$2,145,600	19,802	$52,400	$10,983,000

Net loss	-	-	-	(1,435,600)	-	-	(1.435,600)

Stock-based compensation	-	-	1,292,000	-	-	-	1,292,000

Stock options exercised	1,000	100	2,900	-	-	-	3,000

Balance, March 31, 2021	2,882,065	$144,200	$10,040,600	$710,000	19,802	$52,400	$10,842,400

			Additional				Total
	Common Stock		Paid-in	Retained	Treasury Stock		Shareholders’
Fiscal Year 2020:	Shares	Amount	Capital	Earnings	Shares	Amount	Equity

Balance, July 1, 2019	1,513,914	$75,700	$2,592,700	$3,724,700	19,802	$52,400	$6,340,700

Net loss	-	-	-	(56,200)	-	-	(56,200)

Stock options exercised	2,000	100	6,900	-	-	-	7,000

Stock-based compensation	-	-	17,700	-	-	-	17,700

Balance, September 30, 2019	1,515,914	75,800	2,617,300	3,668,500	19,802	52,400	6,309,200

Net income	-	-	-	3,600	-	-	3,600

Stock options exercised	6,661	300	(300)	-	-	-	-

Stock-based compensation	-	-	17,700	-	-	-	17,700

Balance, December 31, 2019	1,522,575	$76,100	$2,634,700	$3,672,100	19,802	$52,400	$6,330,500

Net loss	-	-	-	(314,600)	-	-	(314,600)

Stock-based compensation	-		14,600	-	-	-	14,600

Balance, March 31, 2020	1,522,575	$76,100	$2,649,300	$3,357,500	19,802	$52,400	$6,030,500

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Month Period March 31,	For the Nine Month Period March 31,
	2021	2020
Operating activities:
Net loss	$(2,311,400)	$(367,200)
Adjustments to reconcile net loss to cash used in operating activities:
Gain on sale of investments	(34,600)	(4,000)
Unrealized holding loss on investments	18,900	42,700
Depreciation and amortization	126,700	123,300
Deferred income taxes	(652,300)	(82,100)
Loss on disposal of subsidiary	405,400	-
Stock-based compensation	1,429,400	50,000
Gain on sale of fixed assets	-	(300)
Change in fair value of contingent consideration	(118,500)	60,000
Changes in operating assets and liabilities:
Trade accounts receivable	(758,500)	(210,000)
Inventories	(697,700)	(452,500)
Right - of- use assets	87,700	(867,400)
Income tax receivable	(1,500)	-
Prepaid and other current assets	57,400	9,500
Lease liabilities	(51,000)	933,300
Accounts payable	142,600	(117,100)
Contract liabilities	(20,000)	116,100
Bank overdraft	7,500	-
Accrued expenses	(222,600)	(38,100)

Total adjustments	(281,100)	(436,600)

Net cash used in operating activities	(2,592,500)	(803,800)

Investing activities:
Redemption of investment securities	1,631,000	53,600
Purchase of investment securities	(6,609,200)	(62,800)
Proceeds from sale of discontinued operations	440,000	-
Proceeds from sale of fixed assets	-	1,000
Capital expenditures	(183,700)	(38,100)
Purchase of other intangible assets	(41,200)	(20,000)

Net cash used in investing activities	(4,763,100)	(66,300)

Financing activities:
Payments of contingent consideration	(13,400)	-
Proceeds from Payroll Protection Program	433.800	-
Proceeds from stock options exercised	3,000	7,000

Net cash provided by financing activities	423,400	7,000

Net decrease in cash and cash equivalents	(6,932,200)	(863,100)

Cash and cash equivalents, beginning of year	7,559,700	1,602,500

Cash and cash equivalents, end of period	$627,500	$739,400

Supplemental disclosures:

Cash paid during the period for:
Income taxes	$2,500	$40,900

See notes to unaudited condensed consolidated financial statements.

 SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General:
The accompanying unaudited interim condensed consolidated financial statements are prepared pursuant to the Securities and Exchange Commission’s rules and regulations for reporting on Form 10-Q. Accordingly, certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements are not included herein. The Company believes all adjustments necessary for a fair presentation of these interim statements have been included and that they are of a normal and recurring nature. These interim statements should be read in conjunction with the Company’s financial statements and notes thereto, included in its Annual Report on Form 10-K, for the fiscal year ended June 30, 2020. The results for the three and nine months ended March 31, 2021 are not necessarily an indication of the results for the full fiscal year ending June 30, 2021.

1. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Scientific Industries, Inc., Scientific Bioprocessing, Inc. (“SBI”) a Delaware corporation and wholly-owned subsidiary, and Altamira Instruments, Inc. (“Altamira”), a Delaware corporation and wholly-owned subsidiary (discontinued as of November 2020), and Scientific Packaging Industries, Inc., an inactive wholly-owned subsidiary (all collectively referred to as the “Company”). All material intercompany balances and transactions have been eliminated.

COVID-19 Pandemic

The challenges posed by the COVID-19 pandemic on the global economy began to impact the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action as it pertains to COVID-19 preparedness by implementing the Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self -quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. However, if an employee becomes infected in the future, and the Company is forced to shut down for a period of time, it could have a short-term negative impact on operations. At the beginning of the pandemic, the Catalyst Research Instruments (“discontinued operation”) and Bioprocessing Systems Operations were shut down due to state mandates, however, the impact on operations was immaterial, and the Company was able to retain its employees without furloughs or layoffs, in part, due to the Company’s receipt of certain loan amounts under the Federal Government’s Paycheck Protection Program. The Company did not experience and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies that have the ability to pay. However, there were some delays in receiving some accounts receivable due for the discontinued operation due to customer shutdowns, and there was a material negative impact on the revenues of the discontinued operation. The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, supply chain, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time.

Adopted Accounting Pronouncements

In August 2018, the Financial Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement", which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify, and add certain disclosure requirements related to fair value measurements covered in Topic 820, "Fair Value Measurement." The new standard was effective for fiscal years beginning after December 15, 2019. Early adoption was permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. The adoption of this standard on July 1, 2020 did not have a material impact on the Company’s financial statements.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which is designed to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU No. 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years; this ASU allows for early adoption in any interim period after issuance of the update. The Company is currently evaluating the impact of adopting this guidance.

2. Revenue

The Company records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers, as amended” (“ASC Topic 606”). In accordance with ASC Topic 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which it is entitled. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Nature of Products and Services

We generate revenues from the following sources: (1) Benchtop Laboratory Equipment, and (2) Bioprocessing Systems.

The following table summarizes the Company’s disaggregation of revenues for the three and nine months ended March 31, 2021 and 2020.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Three Months Ended March 31, 2021:

Revenues	$2,365,700	$142,900	$2,508,600

Foreign Sales	942,200	102,600	1,044,800

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Three Months Ended March 31, 2020:

Revenues	$1,800,700	$335,500	$2,136,200

Foreign Sales	743,000	335,000	1,078,000

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Nine Months Ended March 31, 2021:

Revenues	$6,803,300	$441,800	$7,245,100

Foreign Sales	2,724,800	395,000	3,119,800

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Nine Months Ended March 31, 2020:

Revenues	$5,320,300	$914,200	$6,234,500

Foreign Sales	1,996,400	913,700	2,910,100

Benchtop Laboratory Equipment sales are comprised primarily of standard benchtop laboratory equipment from its stock sold to laboratory equipment distributors, or to end users primarily via e-commerce. The sales cycle from time of receipt of order to shipment varies from one day to up to a few weeks. Customers pay either by credit card (online sales) or net 30-90, depending on the customer. Once the item is shipped under the terms specified in the order, which is typically “FOB Factory”, other than a standard warranty, there are no obligations to the customer. The Company’s standard warranty is typically comprised of one to two years of parts and labor and is deemed immaterial.

Bioprocessing Systems’ revenues are primarily comprised of royalties earned by the Company, which are paid on a calendar year basis, under a licensing agreement from a single licensee and its sublicensees. The Company is obligated to pay 50% of all royalties it receives to the entity that licenses the intellectual property to the Company. During the year, the Company’s management uses its best judgement to estimate the royalty revenues earned during each fiscal period.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when, or as, a performance obligation is satisfied

The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the FASB, in applying ASC Topic 606: 1) all revenues are recorded net of returns, allowances, customer discounts, and incentives; 2) although sales and other taxes are immaterial, the Company accounts for amounts collected from customers for sales and other taxes, if any, net of related amounts remitted to tax authorities; 3) the Company expenses costs to obtain a contract as they are incurred if the expected period of benefit, and therefore the amortization period, is one year or less; 4) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs fall within selling expenses; 5) the Company is always considered the principal and never an agent, because it has full control and responsibility until title is transferred to the customer; 6) the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer such as is the case with catalyst instruments.

3. Segment Information and Concentrations

The Company views its operations as two segments: the manufacture and marketing of standard benchtop laboratory equipment for research in university, hospital and industrial laboratories sold primarily through laboratory equipment distributors and laboratory and pharmacy balances and scales (“Benchtop Laboratory Equipment Operations”), and the design and marketing of bioprocessing systems and products and related royalty income (“Bioprocessing Systems Operations”).

Segment information is reported as follows:

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Three Months Ended March 31, 2021:

Revenues	$2,365,700	$142,900	$-	$2,508,600

Foreign Sales	942,200	102,600	-	1,044,800

Income (Loss) From Operations	774,600	(1,722,200)	(911,200)	(1,858,800)

Assets	5,979,400	1,281,200	6,639,700	13,900,300

Long-Lived Asset Expenditures	18,600	92,100	-	110,700

Depreciation and Amortization	30,000	16,700	-	43,700

Approximately $124,600 included in Assets relates to discontinued operations.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Three Months Ended March 31, 2020:

Revenues	$1,800,700	$335,500	$-	$2,136,200

Foreign Sales	743,000	335,000	-	1,078,000

Income (Loss) From Operations	138,800	(193,100)	(180,700)	(235,000)

Assets	5,229,700	1,647,800	2,042,400	8,919,900

Long-Lived Asset Expenditures	4,900	11,700	-	16,600

Depreciation and Amortization	29,600	11,000	300	40,900

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Approximately $1,227,900 included in Assets relates to discontinued operations, and $300 in depreciation and amortization relates to discontinued operations.

Approximately 55% and 49% of total benchtop laboratory equipment sales (52% and 37% of total revenues) for the three months ended March 31, 2021 and 2020, respectively, were derived from the Company’s main product, the Vortex-Genie 2 mixer, excluding accessories.

Approximately 20% and 24% of total benchtop laboratory equipment sales (19% and 18% of total revenues) were derived from the Torbal Scales Division for the three months ended March 31, 2021 and 2020, respectively.

For the three months ended March 31, 2021 and 2020, respectively, three customers accounted for approximately 26% and 16% of net sales of the Benchtop Laboratory Equipment Operations (25% and 12% of the Company’s total revenues).

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Nine Months Ended March 31, 2021:

Revenues	$6,803,300	$441,800	$-	$7,245,100

Foreign Sales	2,724,800	395,000	-	3,119,800

Income (Loss) From Operations	1,727,000	(2,996,300)	(1,029,600)	(2,298,900)

Assets	5,979,400	1,281,200	6,639,700	13,900,300

Long-Lived Asset Expenditures	54,100	170,800	-	224,900

Depreciation and Amortization	79,700	46,500	500	126,700

Approximately $124,600 included in Assets relates to discontinued operations, and $500 in depreciation and amortization relates to discontinued operations.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Nine Months Ended March 31, 2020:

Revenues	$5,320,300	$914,200	$-	$6,234,500

Foreign Sales	1,996,400	913,700	-	2,910,100

Income (Loss) From Operations	331,300	(209,400)	(180,700)	(58,800)

Assets	5,229,700	1,647,800	2,042,400	8,919,900

Long-Lived Asset Expenditures	26,800	31,300	-	58,100

Depreciation and Amortization	90,900	31,500	900	123,300

Approximately $1,227,900 included in Assets relates to discontinued operations, and $900 in depreciation and amortization relates to discontinued operations.

Approximately 51% and 45% of total benchtop laboratory equipment sales (47% and 36% of total revenues) for the nine months ended March 31, 2021 and 2020, respectively, were derived from the Company’s main product, the Vortex-Genie 2 mixer, excluding accessories.

Approximately 23% and 27% of total benchtop laboratory equipment sales (21% and 21% of total revenues) were derived from the Torbal Scales Division for the nine months ended March 31, 2021 and 2020, respectively.

For the nine months ended March 31, 2021 and 2020, three customers accounted for approximately 23% and 17% of net sales of the Benchtop Laboratory Equipment Operations (21% and 13% of the Company’s total revenues), respectively.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Fair Value of Financial Instruments

The FASB defines the fair value of financial instruments as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements do not include transaction costs.

The accounting guidance also expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are described below:

Level 1 - Inputs that are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 - Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 - Prices or valuation that require inputs that are both significant to the fair value measurement and unobservable.

In valuing assets and liabilities, the Company is required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company calculated the fair value of its Level 1 and 2 instruments based on the exchange traded price of similar or identical instruments where available or based on other observable instruments. These calculations take into consideration the credit risk of both the Company and its counterparties. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the period.

The fair values of the contingent consideration obligations are based on a probability weighted approach derived from the estimates of earn-out criteria and the probability assessment with respect to the likelihood of achieving those criteria. The measurement is based on significant inputs that are not observable in the market, therefore, the Company classifies this liability as Level 3 in the following tables.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets that were accounted for at fair value on a recurring basis at March 31, 2021 and June 30, 2020 according to the valuation techniques the Company used to determine their fair values:

		Fair Value Measurements Using Inputs Considered as
	Fair Value at March 31, 2021	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$627,500	$627,500	$-	$-
Investment securities	5,325,700	5,325,700	-	-

Total	$5,953,200	$5,953,200	-	$-

Liabilities:

Contingent consideration	$226,100	$-	$-	$226,100

		Fair Value Measurements Using Inputs Considered as
	Fair Value at June 30, 2020	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$7,559,700	$7,559,700	$-	$-
Investment securities	331,800	331,800	-	-

Total	$7,891,500	$7,891,500	$-	$-

Liabilities:

Contingent consideration	$358,000	$-	$-	$358,000

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Investments in marketable securities at March 31, 2021 and June 30, 2020 consisted of the following:

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At March 31, 2021:
Equity securities	$102,200	$148,100	$45,900
Mutual and bond funds	5,169,700	5,177,600	7,900

	$5,271,900	$5,325,700	$53,800

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2020:
Equity securities	$77,600	$101,900	$24,300
Mutual and bond funds	250,300	229,900	(20,400)

	$327,900	$331,800	$3,900

5. Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or net realizable value, and have been reduced by an allowance for excess and obsolete inventories. The estimate is based on managements review of inventories on hand compared to estimated future usage and sales. Cost of work-in-process and finished goods inventories include material, labor, and manufacturing overhead.

	March 31, 2021	June 30, 2020
Raw materials	$2,191,200	$1,726,400
Work-in-process	74,100	35,700
Finished goods	619,900	778,900

	$2,885,200	$2,541,000

6. Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the Company’s acquisitions. Goodwill amounted to $257,300 at March 31, 2021 and June 30, 2020, all of which is expected to be deductible for tax purposes.

The components of other intangible assets are as follows:

	Useful Lives	Cost	Accumulated Amortization	Net
At March 31, 2021:
Technology, trademarks	5/10 yrs.	$364,700	$362,200	$2,500
Trade names	6 yrs.	140,000	140,000	-
Websites	5 yrs.	210,000	210,000	-
Customer relationships	9/10 yrs.	120,000	94,400	25,600
Sublicense agreements	10 yrs.	294,000	275,600	18,400
Non-compete agreements	5 yrs.	282,000	282,000	-
IPR&D	3 yrs.	110,000	110,000	-
Other intangible assets	5 yrs.	287,800	212,800	75,000

		$1,808,500	$1,687,000	$121,500

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2020:
Technology, trademarks	5/10 yrs.	$364,700	$362,000	$2,700
Trade names	6 yrs.	140,000	140,000	-
Websites	5 yrs.	210,000	210,000	-
Customer relationships	9/10 yrs.	120,000	84,400	35,600
Sublicense agreements	10 yrs.	294,000	253,600	40,400
Non-compete agreements	5 yrs.	282,000	282,000	-
IPR&D	3 yrs.	110,000	110,000	-
Other intangible assets	5 yrs.	246,600	196,600	50,000

		$1,767,300	$1,638,600	$128,700

Total amortization expense was $16,000 and $18,300 for the three months ended March 31, 2021 and 2020, respectively, and $48,500 and $57,600 for the nine months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, estimated future amortization expense related to intangible assets is $42,800 for the remainder of the fiscal year ending June 30, 2021, $32,100 for fiscal 2022, $20,400 for fiscal 2023, $18,000 for fiscal 2024 and $8,200 thereafter.

7. Earnings (Loss) Per Common Share

The Company presents the computation of earnings per share (“EPS”) on a basic and diluted basis. Basic EPS is computed by dividing net income or loss by the weighted average number of shares outstanding during the reported period. Diluted EPS is computed similarly to basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential additional common shares that were dilutive had been issued. Common shares are excluded from the calculation if they are determined to be anti-dilutive. The following table sets forth the weighted average number of common shares outstanding for each period presented

	For the Three Month Period Ended March 31, 2021	For the Three Month Period Ended March 31, 2020	For the Nine Month Period Ended March 31, 2021	For the Nine Month Period Ended March 31, 2020

Weighted average number of common shares outstanding	2,861,607	1,502,773	2,861,376	1,497,567
Effect of dilutive securities	-	-	-	-
Weighted average number of dilutive common shares outstanding	2,861,607	1,502,773	2,861,376	1,497,567

Basic and diluted earnings (loss) per common share

Continuing operations	$(.51)	$(.15)	$(.61)	$(.05)
Discontinued operations	$.01	$(.06)	$(.20)	$(.20)
Consolidated operations	$(.50)	$(.21)	$(.81)	$(.25)

Approximately 259,357 shares and 1,349,850 of the Company’s common stock issuable upon the exercise of options and warrants, respectively, were excluded from the calculation for the three and nine months ended March 31, 2021, because the effect would be anti-dilutive due to the loss for the periods. Approximately, 51,629 shares of the Company’s common stock issuable upon the exercise of the outstanding options were excluded from the calculation for three and nine months ended March 31, 2020 because they were anti-dilutive.

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Leases

The Company recognizes all long-term leases on its balance sheet as a liability for its lease obligation, measured at the present value of lease payments not yet paid, and a corresponding asset representing its right to use the underlying asset over the lease term.

The Company leases certain properties consisting principally of a facility in Bohemia, New York (headquarters) through January 2025, a facility in Pittsburgh, Pennsylvania for its Bioprocessing Systems Operations through May 2023, and a sales and administration office in Orangeburg, New York for the Torbal Division of its Benchtop Laboratory Equipment Operations through October 2022. The Company had a lease for its Catalyst Research Instruments Operations which terminated in November 2020 and the facility was shut down at the end of December 2020 following the sale of that business segment on November 30, 2020. There are no renewal options with any of the leases, no residual values or significant restrictions or covenants other than those customary in such arrangements, and no non-cash activities. Any rent escalations incorporated within the leases are included in the calculation of the future minimum lease payments, as further described below. All of the Company’s leases are deemed operating leases.

The Company determines whether an agreement contains a lease at inception based on the Company’s right to obtain substantially all of the economic benefits from the use of the identified asset and its right to direct the use of the identified asset. Lease liabilities represent the present value of future lease payments and the Right-Of-Use (“ROU”) assets represent the Company’s right to use the underlying assets for the respective lease terms. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. The ROU asset is further adjusted to account for previously recorded lease expenses such as deferred rent and other lease liabilities. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate of 5.0% as the discount rate to calculate the present value of future lease payments, which was the interest rate that its bank would charge for a similar loan.

The Company elected not to recognize a ROU asset and a lease liability for leases with an initial term of twelve months or less. In addition to minimum lease payments, certain leases require payment of a proportionate share of real estate taxes and certain building operating expenses or payments based on an excess of a specified base. These variable lease costs are not included in the measurement of the ROU asset or lease liability due to unpredictability of the payment amount and are recorded as lease expenses in the period incurred. The Company’s lease agreements do not contain residual value guarantees.

The Company elected available practical expedients for existing or expired contracts of lessees whereby the Company is not required to reassess whether such contracts contain leases, the lease classification or the initial direct costs. The Company is not utilizing the practical expedient which allows the use of hindsight by lessees and lessors in determining the lease term and in assessing impairment of its ROU assets. The Company utilized the transition method allowing entities to only apply the new lease standard in the year of adoption.

As of March 31, 2021, the weighted-average remaining lease term for operating lease liabilities was approximately 2.7 years and the weighted-average discount rate was 5.0%. Total cash payments under these leases were $64,000 and $218,700 for the three- and nine- month periods ended March 31, 2021 of which $59,900 and $211,100, respectively, were recorded as lease expense.

The Company’s approximate future minimum rental payments under all leases existing at March 31, 2021 through February 2025 are as follows:

Fiscal year ending June 30,	Amount
Remainder of 2021	$64,000
2022	260,300
2023	245,300
2024	195,900
2025	91,600
Total future minimum payments	$857,100
Less: Imputed interest	71,500

Total Present Value of Operating Lease Liabilities	$785,600

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Discontinued Operations

Effective November 30, 2020, the Company, as part of its strategic shift to becoming a life sciences tool provider, sold its Catalyst Research Instruments Operations reporting segment through the sale by Altamira of substantially all of its assets, which comprised of fixed assets, and inventory to Beijing JWGB Sci. & Tech. Co. Ltd., a corporation formed under the laws of the People’s Republic of China (“JWGB”) for $440,000 payable in cash through January 2021, resulting in a $405,400 pre-tax loss. In order to preserve business continuity for the buyer, Altamira agreed to purchase certain components on behalf of JWGB for which JWGB agreed to reimburse Altamira. At March 31, 2021, JWGB paid the full $440,000 purchase price and $28,500 for component purchases made on its behalf. The Company retained all its receivables and payables related to sales made prior to November 30, 2020, certain inventory related to two work-in-process orders which will be shipped by the end of the fiscal year ending June 30, 2021, product warranty and other miscellaneous liabilities related to certain employee benefits, and expenses related to the closure of the Altamira facility, which was substantially completed at the end of December 2020.

As a result of the disposal described above, the operating results of the former Catalyst Research Instruments Operations segment have been presented as discontinued operations in the balance sheets, the statements of operations, and the statements of cash flows, as detailed below.

Assets:	March 31, 2021	June 30, 2020
Cash	$12,100	$-
Accounts receivable	109,300	-
Inventories	3,200	343,700
Property and equipment, net	-	1,400
Goodwill	-	447,900

Discontinued operations	$124,600	$793,000

Liabilities:	March 31, 2021	June 30, 2020
Accounts payable	$2,900	$20,100
Accrued expenses and taxes	45,000	120,700
Contract liabilities	16,500	69,000
Operating lease liabilities, current portion	-	31,100

	$64,400	$240,900

	Three Months Ended		Nine Months Ended
	March 31,2021	March 31,2020	March 31,2021	March 31,2020
Revenues	$107,800	$241,800	$387,700	$420,000
Cost of goods sold	78,800	237,700	458,500	500,300
Gross profit	29,900	4,100	(70,800)	(80,300)
Selling, general and administrative expenses	12,600	103,700	282,200	280,000
Income (loss from operations)	16,400	(99,600)	(353,000)	(360,300)
Loss on disposal	-	-	(405,400)	-
Income (loss) before income tax benefit	16,400	(99,600)	(758,400)	(360,300)
Income tax benefit, all deferred	-	(16,400)	(179,900)	(67,000)
Net income (loss) attributable to discontinued operations	$16,400	$(83,200)	$(578,500)	$(293,300)

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In our Consolidated Statements of Cash Flows, the cash flows from discontinued operations are not separately classified. Cash (used) and provided by operating activities from discontinued operations for the nine months ended March 31, 2021 and March 31, 2020 was ($502,900) and $17,900, respectively. Cash provided by investing activities from discontinued operations for the nine months ended March 31, 2021 was $440,000 and none for the nine months ended March 31, 2020. There was no cash provided or used by the discontinued operations for financing activities for both the current and prior year periods.

10. Payroll Protection Program Loans

The Company has two Payroll Protection Program (“PPP”) loans outstanding which are comprised of $563,800 received in April 2020 and $433,800 received in March 2021 through its bank. The loans each bear interest at 1% per annum and mature in April 2022 and March 2026, respectively, and contain no collateral or guarantee requirements. The Company expects to apply and receive forgiveness for both loans.

11. Equity

At the 2020 Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s Common stock by 3,000,000 shares from 7,000,000 to 10,000,000 shares, which is reflected as of March 31, 2021.

In addition, the stockholders also approved an amendment to the Company’s 2012 Stock Option Plan (“Plan”) to increase the number of shares under the Plan by 943,000 shares, from 307,000 to 1,250,000 shares, which, together with 150,000 shares that were added to the Plan in 2020, the Company registered on a Form S-8 Registration Statement with the Securities and Exchange Commission on March 15, 2021. The Company’s Board of Directors authorized and approved the grant of Stock Options in June 2020 and July 2020 to three key officers, subject to availability of option shares. In February 2021, upon availability, the Company issued these stock options to the Company’s Chairman of the Board, its Chief Executive Officer and President, and the Chief Commercial Officer of the Company’s Bioprocessing Systems Operations, which resulted in total stock-based compensation of $1,292,000 and $1,429,400 for the three and nine months ended March 31, 2021, which also included expense for other optionees.

12. Subsequent Events

On April 29 2021, the Company received proceeds of approximately $7,580,500 from the sale of its securities to private investors upon the issuance of 1,595,880 shares of the Company’s Common Stock at an offering price of $4.75 per share which included warrants to purchase up to 797,940 shares of the Company’s Common Stock at $9.50 per share. These warrants are exercisable immediately and expire five years from date of issuance.

Using the proceeds received, the Company, through its newly organized wholly owned subsidiary Scientific Bioprocessing Holdings, Inc., purchased 100% of the capital stock in aquila biolabs, GmbH (“Aquila”), a German bioprocessing company, for approximately $7,880,000. This acquisition was completed so both Aquila and SBI can create synergies in product development and sales opportunities for all products in the United States, Europe and other parts of the world. Concurrent with the acquisition, the Company entered into employment agreements with the four managing directors of Aquila. The Company has not completed any other items required to be disclosed as more time is needed in order to complete all of the necessary calculations. In addition, certain disclosures of revenues and earnings of Aquila since the acquisition are impracticable as they are minimal to the Company as a whole.

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8,093,513 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$9,100
Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$25,000
Miscellaneous Fees and Expenses	$1,000

Total	$43,100

ITEM 14.
INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

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Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended certificate of incorporation as currently in effect provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws as currently in effect provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, we have entered into separate indemnification agreements with certain of our executive officers and directors. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

ITEM 15.
RECENT SALES OF UNREGISTERED SECURITIES

The information regarding the Securities Purchase Agreements in “Description of Private Placements” is herein incorporated by reference. The securities issued pursuant to the Securities Purchase Agreements were issued pursuant to the exemption from registration provide by Section 4(a)(2) of the Securities Act.

Stock Options and Common Stock Issuances

Since July 1, 2020, the Company granted stock options under our 2012 Stock Option Plan to purchase an aggregate of 663,439 shares of our common stock, net of cancellations at a weighted-average exercise price of $9.69 per share, to certain employees, consultants and directors.

Since July 1, 2020, an employee exercised 1,000 options under our 2012 Stock Option Plan.

Securities Act Exemptions

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “—Stock Options and Common Stock Issuances” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3(a)
Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 1(a-1) to the Company's General Form for Registration of Securities on Form 10 filed with the SEC on February 14, 1973)

3(b)
Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on January 28, 1985 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1985)

3(c)
By-Laws of the Company, as restated and amended (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on January 6, 2003 and Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on December 5, 2007).

3(d)	Second Amended and Restated By-Laws of Scientific Industries, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 10, 2020 and incorporated by reference thereto).
3(e)
Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on June 21, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 21, 2021).

4.1	Specimen Common Stock certificate of Scientific Industries, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).
4.2
Form of Warrants issued by the Company on June 18, 2020 to the Purchasers listed in that certain Securities Purchase Agreement dated as of June 18, 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

4.3
Form of Warrants issued by the Company on April 29, 2021 to the Purchasers listed in that certain Securities Purchase Agreement dated as of April 28, 2021 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

4.4
Form of Warrants issued by the Company on June 18 2021 to the Purchasers listed in that certain Securities Purchase Agreement dated as of June 18, 2021(incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)

4.5
Registration Rights Agreement, dated as of April 29, 2021, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

4.6
Amendment No. 1 to Registration Rights Agreement, dated as of June 18, 2021, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.1A to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

4.7	Form of Joinder Agreement (incorporated by reference to Exhibit 4.1B to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)
5.1	Opinion of Reitler Kailas & Rosenblatt LLP*
10.1
Securities Purchase Agreement, dated as of June 18, 2020, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

10.2
Securities Purchase Agreement, dated as of April 28, 20203 by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

10.3
Securities Purchase Agreement, dated as of June 18, 2021 by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)

23.1	Consent of Nussbaum Berg Klein & Wolpow, CPAs LLP**
23.2	Consent of Reitler Kailas & Rosenblatt LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this Registration Statement)*

* To be filed by amendment **Filed herewith

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ITEM 17.
UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on this 4th day of August, 2021.

SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Helena R. Santos
Name:	Helena R. Santos
Title:	President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Helena R. Santos and John A. Moore, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helena R. Santos	President, Chief Executive Officer, Chief Financial Officer and Treasurer
Helena R. Santos		August 04, 2021

/s/ John A. Moore	Chairman of the Board	August 04, 2021
John A. Moore

/s/ Joseph G. Cremonese
Joseph G. Cremonese	Director	August 04, 2021

/s/ Marcus Frampton
Marcus Frampton	Director	August 04, 2021

/s/ Reinhard Vogt
Reinhard Vogt	Director	August 04, 2021

/s/ Christopher Cox
Christopher Cox	Director	August 04, 2021
/s/ Dr. Juergen Schumacher
Dr. Juergen Schumacher	Director	August 04, 2021

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